Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Dated as of June 22, 2007

Among

JONES APPAREL GROUP, INC.,

JONES APPAREL GROUP HOLDINGS, INC.,

BARNEYS NEW YORK, INC.,

ISTITHMAR BENTLEY HOLDING CO.

And

ISTITHMAR BENTLEY ACQUISITION CO.

ARTICLE I
Purchase and Sale of Shares; Closing

ARTICLE II
Representations and Warranties Relating to the Company

i

(continued)
Page

ARTICLE III
Representations and Warranties Relating to Selling Parties and the Shares

ARTICLE IV
Representations and Warranties of the Purchasing Parties

ARTICLE V
Covenants

(continued)
Page

ARTICLE VI
Tax Matters

ARTICLE VII
Conditions Precedent

ARTICLE VIII
Termination, Amendment and Waiver

(continued)
Page

ARTICLE IX
Survival and Indemnification

ARTICLE X
General Provisions

Table of Defined Terms

2004 Audited Financial Statements	12
2005 Audited Financial Statements	12
2006 Audited Financial Statements	12
Accounting Firm	5
Acquisition	2
Actual Capital Expenditures	4
Affected Employees	41
Affiliate	63
Affiliated Group	19
Agreement	1
Alternative Financing	39
Alternative Transaction	45
Audited Financial Statements	12
Base Purchase Price	2
business day	63
CapEx Plan	4
CBAs	15
Claim Notice	59
Closing	2
Closing Date	2
Code	3
Company	1
Company By-laws	8
Company Certificate	8
Company Common Stock	1
Company Disclosure Letter	7
Company Facility	21
Company Leased Real Property	21
Company Leased Real Property Permits	22
Company Leases	21
Company Plans	16
Company Severance Plans	17
Confidentiality Agreement	40
Contest	48
Contract	11
Current Assets	3
Current Liabilities	4
Debt Financing	31
Direct Claim	59
Effect	8
Employee	15
Employment Agreement	1
Environmental Laws	15
Equity Financing	31

v

Table of Defined Terms
(continued)
Page

Equity Funding Letter	31
ERISA	16
Estimated Actual Capital Expenditures	3
Estimated Closing Net Working Capital	3
Estimated Closing Statement	3
Excess Amount	5
Exchange Act	12
Final Actual Capital Expenditures	5
Final Adjustment	7
Final Closing Net Working Capital	5
Final Closing Statement	5
Financial Statements	12
Financing	31
Financing Commitments	31
Financing Modification Requirements	38
GAAP	3
Governmental Authority	11
Guarantee	31
HSR Act	11
Indebtedness	10
Indemnified Party	59
Indemnifying Party	59
Initial Payment	3
Initial Window Termination Date	44
Initiation Date	39
Intellectual Property Rights	24
IRS	17
IT Systems	24
Key Personnel	34
Knowledge of the Selling Parties	63
Laws	14
Liabilities	12
Lien	63
Losses	56
Major Supplier	25
Marketing Period	39
Material Adverse Effect	8
Multiemployer Plan	17
Net Working Capital	3
Notice of Disagreement	5
Notice of Superior Transaction	53
Order	13
Organizational Documents	9
Outside Date	52

Table of Defined Terms
(continued)
Page

Parent Acquisition Proposal	46
Parent Acquisition Transaction Notice	46
Permits	14
Permitted Liens	63
person	63
Policies	23
Potential Acquirer	45
Potential Superior Transaction Notice	45
Pre-Closing Covenants	56
Pre-Closing Period Taxes	47
Pre-Closing Straddle Taxes	47
Proceeding	13
Purchase Price	2
Purchaser	1
Purchaser Guarantor	31
Purchaser Indemnified Persons	56
Purchaser Parent	1
Purchaser Termination Fee	55
Purchaser’s Proposed Calculations	5
Purchasing Parties	1
Related Documents	63
Related Person	25
Representatives	5
Required Information	37
Restraints	50
SEC	12
Section 2.10 Contracts	13
Seller	1
Seller Indemnified Persons	58
Seller Parent	1
Seller Parent Termination Fee	55
Selling Parties	1
Shares	1
Straddle Period	47
Subsidiary	64
Superior Transaction	45
Target Capital Expenditures	4
Target Net Working Capital	4
Tax Indemnitee	46
Tax Returns	19
Taxes	19
Third Party Claim	59
Transaction Expenses	2

Table of Defined Terms
(continued)
Page

Transition Services Agreement	37
Unaudited Financial Statements	12
Withholding Amount	7

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2007, among JONES APPAREL GROUP, INC., a Pennsylvania corporation (“Seller Parent”), JONES APPAREL GROUP HOLDINGS, INC., a Delaware corporation (“Seller”, and collectively with Seller Parent, the “Selling Parties”), BARNEYS NEW YORK, INC., a Delaware corporation (the “Company”), ISTITHMAR BENTLEY HOLDING CO., a Delaware corporation (“Purchaser Parent”) and ISTITHMAR BENTLEY ACQUISITION CO., a Delaware corporation (“Purchaser” and together with Purchaser Parent, the “Purchasing Parties”).

WHEREAS, Seller is a wholly owned Subsidiary of Seller Parent;

WHEREAS, Purchaser is a wholly owned Subsidiary of Purchaser Parent;

WHEREAS, Seller is the record and beneficial owner of 1,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), which constitutes all of the issued and outstanding shares of capital stock, voting interests and equity securities (and rights to acquire capital stock, voting interests or equity securities) of the Company;

WHEREAS, prior to the execution and delivery of this Agreement, Purchaser Parent and Howard Socol have entered into an agreement (the “Employment Agreement”) pursuant to which Howard Socol has agreed, among other things, to continue his employment with the Company after the purchase of the Shares by Purchaser on the terms and conditions set forth therein; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares, on the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

SECTION 1.01.  Purchase and Sale of the Shares.  (a)  On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise for an aggregate purchase price, payable jointly by the Purchasing Parties, of $825,000,000 (the “Base Purchase Price”), as adjusted in accordance with Sections 1.03, 1.04 and 1.05 and taking into account Section 1.01(b) (such adjusted amount, the “Purchase Price”).  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

(b)        The Purchase Price shall be reduced by any Transaction Expenses.  “Transaction Expenses” shall mean all expenses of the Company incurred prior to or on the Closing in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, to the extent not paid prior to the Closing or accrued or recorded as a liability in Net Working Capital, including the cost of any audits of the Financial Statements and fees and disbursements of lawyers, financial advisors, accountants and other advisors and service providers; provided, however, that such Transaction Expenses shall not include any expenses incurred in connection with the Financing.

SECTION 1.02.  Closing.  (a)  Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, at 9:00 a.m. (New York City time) on the fifth business day after the conditions set forth in Article VII have been satisfied or waived (excluding those conditions intended to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other time or place upon which the parties may agree; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII as of any date, the Purchasing Parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by the Purchasing Parties on no less than three business days’ notice to Seller Parent and (ii) the third business day after the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all the conditions set forth in Article VII of this Agreement, as of the date determined pursuant to this proviso); and provided, further, that the Purchasing Parties shall give Seller Parent five business days prior notice of the date on which they propose that the Closing shall occur.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to occur as of the close of business on the Closing Date or at such other time as the parties may agree.

(b)        At the Closing, Seller Parent and Seller shall deliver, or cause to be delivered, to Purchaser:

(i)     certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer tax stamps, if any, affixed;

(ii)     a certificate or certificates covering the matters specified in Sections 7.02(a)(iv), 7.02(b) and 7.02(c);

(iii)    a copy of each Related Document to which Seller Parent and each of its Subsidiaries (including the Company and its Subsidiaries) is a party, duly executed by Seller Parent or its Subsidiaries, as applicable;

(iv)    the letters of resignation required by Section 5.02; and

(v)     a certificate from Seller Parent and Seller dated as of the Closing Date to the effect that neither Seller Parent nor Seller is a foreign person for purposes of Section 1445 of the United States Internal Revenue Code, as amended (the “Code”).

(c)        At the Closing, the Purchasing Parties shall deliver to Seller Parent:

(i)     by wire transfer to a bank account designated in writing by Seller Parent (such designation to be made at least two business days prior to the Closing Date), immediately available funds in an amount equal to the initial payment (determined as provided in Section 1.03(b) below, the “Initial Payment”);

(ii)     a certificate or certificates covering the matters specified in Sections 7.03(a) and 7.03(b); and

(iii)    a copy of each Related Document to which the Purchasing Parties and each of their Affiliates is a party, duly executed by the Purchasing Parties or their Affiliates, as applicable.

(d)        All proceedings to be taken and all documents to be executed and delivered by the Selling Parties or the Company in connection with the Closing shall be reasonably satisfactory in form and substance to the Purchasing Parties, and all proceedings to be taken and all documents to be executed and delivered by the Purchasing Parties in connection with the Closing shall be reasonably satisfactory in form and substance to Seller Parent.  All proceedings to be taken and all documents to be executed and delivered by any person at the Closing shall be deemed to have been taken and executed simultaneously, and no such proceedings shall be deemed taken nor any such documents deemed executed or delivered until all have been taken, executed and delivered.

SECTION 1.03.  Purchase Price Adjustment.  (a)  In order to calculate the Initial Payment, not later than two business days prior to the Closing Date, Seller Parent will prepare and deliver to Purchaser (i) an estimated unaudited consolidated balance sheet of the Company as of the close of business on the business day immediately preceding the Closing Date, prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied in all respects consistently with the audited balance sheet of the Company as at February 3, 2007 (the “Estimated Closing Statement”), and (ii) a certificate signed on behalf of Seller Parent by an authorized officer of Seller Parent certifying that the balance sheet set forth in the Estimated Closing Statement was prepared on the basis described in clause (i) above and setting forth (A) the estimated amount of the Net Working Capital derived from the Estimated Closing Statement (the “Estimated Closing Net Working Capital”),  (B) an estimate of the Actual Capital Expenditures (the “Estimated Actual Capital Expenditures”), and (C) the amount of the Initial Payment.  “Net Working Capital” shall mean the excess of (a) the consolidated Current Assets of the Company as of the close of business on the business day immediately preceding the Closing Date, over (b) the consolidated Current Liabilities of the Company as of such date.  “Current Assets” means all categories of current assets set forth as line items on the Estimated Closing Statement, as determined in accordance with Section 1.03(a) of the Company Disclosure Letter, specifically including all cash and cash equivalents and excluding fair market value of derivatives and intercompany/affiliate balances and deferred tax assets.  “Current Liabilities” means all categories of current liabilities set forth as line items on the Estimated Closing Statement, as determined in accordance with Section 1.03(a) of the Company Disclosure Letter, specifically excluding all debt, fair market value of derivatives, accrued interest, intercompany/affiliate payables and accrued income Taxes. “Actual Capital Expenditures” shall mean the gross capital expenditures (excluding all tenant allowances or similar lease incentives which offset gross capital expenditures) paid in cash from May 6, 2007 through the close of business on the last business day immediately prior to the Closing Date. “Target Capital Expenditures” shall mean the gross capital expenditures (excluding all tenant allowances or similar lease incentives which offset gross capital expenditures), the payment of which is provided for in the Company’s capital expenditure plan set forth in Section 1.03(a) of the Company Disclosure Letter (the “CapEx Plan”), from May 6, 2007 through the fiscal month ending immediately prior to the Closing Date plus an amount equal to (A) the amount of the gross capital expenditures (excluding all tenant allowances or similar lease incentives which offset gross capital expenditures), the payment of which is provided for in the CapEx Plan, for the fiscal month in which the Closing Date occurs multiplied by (B) the number of days elapsed in the fiscal month up through and including the last business day immediately prior to the Closing Date divided by (C) the number of days in such fiscal month.  Set forth on Section 1.03(a) of the Company Disclosure Letter is an example showing how the Initial Payment would be adjusted and Final Adjustment would be calculated based on certain stated assumptions relating to the capital expenditure adjustment described below.  Such assumptions are provided solely for the purpose of illustrating these calculations.

(b)        The Initial Payment shall be an amount equal to the Base Purchase Price adjusted as follows:

(i)    if the Estimated Closing Net Working Capital is less than $108,000,000 (the “Target Net Working Capital”), an amount equal to the excess of the Target Net Working Capital over the Estimated Closing Net Working Capital shall be deducted in calculating the Initial Payment;

(ii)   if the Target Net Working Capital is less than the Estimated Closing Net Working Capital, an amount equal to the excess of the Estimated Closing Net Working Capital over the Target Net Working Capital shall be added in calculating the Initial Payment;

(iii)  if the Estimated Actual Capital Expenditures are less than Target Capital Expenditures, an amount equal to the excess of the Target Capital Expenditures over the Estimated Actual Capital Expenditures shall be deducted in calculating the Initial Payment; and

(iv)  if the Target Capital Expenditures are less than the Estimated Actual Capital Expenditures, an amount equal to the excess of the Estimated Actual Capital Expenditures over the Target Capital Expenditures shall be added in calculating the Initial Payment;

provided that if after giving effect to the adjustments in clauses (i) through (iv) above, the Initial Payment would exceed $840,000,000, then such excess amount (the “Excess Amount”) shall be payable if and to the extent required by Section 1.04 and the Initial Payment shall be equal to $840,000,000.

(c)    (i)    Within 45 days after the Closing Date, Purchaser shall prepare and deliver to Seller Parent a consolidated balance sheet of the Company as of the close of business on the business day immediately preceding the Closing Date prepared in accordance with GAAP, applied in all respects consistently with the audited balance sheet of the Company as at February 3, 2007 (the “Final Closing Statement”).

(ii)    When Purchaser delivers the Final Closing Statement, Purchaser shall also deliver to Seller Parent a certificate signed on behalf of Purchaser by an authorized officer of Purchaser, certifying that the balance sheet set forth in the Final Closing Statement was prepared on the basis described in Section 1.03(c)(i) above and setting forth Purchaser’s calculations, based on the Final Closing Statement (“Purchaser’s Proposed Calculations”), of (A) the amount of Net Working Capital (the “Final Closing Net Working Capital”), (B) the amount of the Actual Capital Expenditures (the “Final Actual Capital Expenditures”) and (C) the amount of the Final Adjustment.

(d)        During the 30-day period following receipt by Seller Parent of the Final Closing Statement, Seller Parent, any of its directors or officers, Employees or any investment banker, financial advisor, attorney, accountant, lender, agent or other representative (collectively, “Representatives”) retained by it or any of its Subsidiaries shall be permitted to review information of Purchaser and its Representatives relating to the Final Closing Statement.  The Final Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller Parent gives written notice of its disagreement with the Final Closing Statement or with the accuracy of any of Purchaser’s Proposed Calculations (the “Notice of Disagreement”) to Purchaser prior to such date, which shall specify the nature of any disagreement so asserted.  If a Notice of Disagreement is given by Seller Parent in a timely manner, then the Final Closing Statement (as revised in accordance with this sentence) shall become final and binding upon Seller Parent and Purchaser on the earlier of (i) the date Seller Parent and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters specified in the Notice of Disagreement are finally resolved in writing by a nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing, which shall not be Purchaser’s or Seller Parent’s or any of their respective Affiliates’ independent accountants, and which the parties currently expect will be Deloitte & Touche (the “Accounting Firm”).  During the 15-day period following the delivery of a Notice of Disagreement, Seller Parent and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If, at the end of such 15-day period, Seller Parent and Purchaser are unable to so resolve any such differences, Seller Parent and Purchaser shall submit to the Accounting Firm for resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement.  The Accounting Firm, acting as experts and not as arbitrators, shall be instructed to render its determination of all matters submitted to it within 15 days following submission.  Purchaser and Seller Parent agree that they shall be bound by the determination of the Accounting Firm.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Accounting Firm shall not be authorized or permitted to make any determination as to the accuracy of Section 2.07 or any other representation or warranty in this Agreement or as to compliance by the Company, Seller Parent or Seller with any of their covenants in this Agreement (other than in Sections 1.03 and 1.04).  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under Sections 1.03 and 1.04 shall not be admissible in evidence in any suit, action or proceeding between the parties, other than to the extent necessary to enforce payment obligations under Section 1.04.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.03 shall be borne 50% by Seller Parent and 50% by Purchaser.  The fees and disbursements of Seller Parent’s advisors incurred in connection with the Final Closing Statement and any Notice of Disagreement shall be borne by Seller Parent, and the fees and expenses of Purchaser’s advisors incurred in connection with the Final Closing Statement and any Notice of Disagreement shall be borne by Purchaser.

SECTION 1.04.  Purchase Price Settlement.  (a)  Subject to paragraph (b) below, (i) in the event that the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Seller Parent shall, within five business days following the determination of the Final Closing Net Working Capital pursuant to Section 1.03, pay to Purchaser an amount in cash equal to the Estimated Closing Net Working Capital minus the Final Closing Net Working Capital by wire transfer of immediately available U.S. funds to the account or accounts specified in writing by Purchaser no less than three business days prior to such date;

(ii)  in the event that the Estimated Closing Net Working Capital is less than the Final Closing Net Working Capital, the Purchasing Parties shall or shall cause the Company to, within five business days following the determination of the Final Closing Net Working Capital pursuant to Section 1.03, pay to Seller Parent an amount in cash equal to the Final Closing Net Working Capital minus the Estimated Closing Net Working Capital by wire transfer of immediately available U.S. funds to the account or accounts specified in writing by Seller Parent pursuant to Section 1.02(c)(i);

(iii)  in the event that the Final Actual Capital Expenditures are less than the Estimated Actual Capital Expenditures, Seller Parent shall, within five business days following the determination of the Final Actual Capital Expenditures pursuant to Section 1.03, pay to Purchaser an amount in cash equal to the Estimated Actual Capital Expenditures minus the Final Actual Capital Expenditures by wire transfer of immediately available U.S. funds to the account or accounts specified in writing by Purchaser no less than three business days prior to such date; and

(iv)  in the event that the Estimated Actual Capital Expenditures are less than the  Final Actual Capital Expenditures, the Purchasing Parties shall or shall cause the Company to, within five business days following the determination of the  Final Actual Capital Expenditures pursuant to Section 1.03, pay to Seller Parent an amount in cash equal to the Final Actual Capital Expenditures minus the Estimated Actual Capital Expenditures by wire transfer of immediately available U.S. funds to the account or accounts specified in writing by Seller Parent pursuant to Section 1.02(c)(i).

(b)  The payments specified above in paragraph (a) above shall be calculated on a net basis and made in one net payment (i.e., so that only one payment will be made between Seller Parent and the Purchasing Parties that takes account of all such payments) and, if there was an Excess Amount pursuant to Section 1.03(b), such net payment shall be subject to the following adjustments:

(i)  if the net amount payable pursuant to clauses (a)(i) through (iv) above is payable by Seller Parent and is greater than the Excess Amount, then such net amount payable by Seller Parent shall be reduced by the Excess Amount;

(ii)  if the net amount payable pursuant to clauses (a)(i) through (iv) above is payable by Seller Parent and is equal to the Excess Amount, then no amount shall be payable by Seller Parent;

(iii)  if the net amount payable pursuant to clauses (a)(i) through (iv) above is payable by Seller Parent and is less than the Excess Amount, then the Purchasing Parties shall or shall cause the Company to pay to Seller Parent an amount equal to the Excess Amount minus the net amount otherwise payable by Seller Parent; and

(iv)  if the net amount payable pursuant to clauses (a)(i) through (iv) above is payable by the Purchasing Parties, then the Purchasing Parties shall or shall cause the Company to pay to Seller Parent an amount equal to such net amount plus the Excess Amount.

(c)  The adjustment to the Purchase Price after Closing pursuant to this Section 1.04 is referred to herein as the “Final Adjustment”.  Following the Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser shall afford, and shall cause the Company and its Subsidiaries to afford, to Seller Parent and any accountants, counsel or financial advisors retained by Seller Parent in connection with the determination of the Final Closing Net Working Capital and the Final Actual Capital Expenditures, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company, its Subsidiaries and its Representatives relevant to the adjustment contemplated by this Section 1.04.

SECTION 1.05.  Withholding Taxes.  Purchaser shall be entitled to deduct and withhold from the Purchase Price such amounts as Purchaser is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of payment of such Purchase Price (the “Withholding Amount”).  To the extent the amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller Parent and shall be timely paid by Purchaser to the appropriate Taxing authority.

ARTICLE II

Representations and Warranties Relating to the Company

Except as set forth in the disclosure letter delivered by Seller Parent to the Purchasing Parties dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent it is readily apparent that a matter in such section is relevant to such other representation, warranty or covenant), each Selling Party, jointly and severally, represents and warrants to the Purchasing Parties as follows:

SECTION 2.01.  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries (a) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed, as the case may be, and (b) has all requisite corporate or limited liability company, as the case may be, power and authority to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean any state of facts, circumstance, event, change, development, effect or occurrence (any such item, an “Effect”) (i) that is materially adverse to the business, consolidated results of operations, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole or (ii) that impairs in any material respect the ability of either Selling Party or the Company to perform its obligations under this Agreement or prevents or materially impedes, interferes with, hinders or delays the consummation of the Acquisition or any of the other transactions contemplated hereby, except, in the case of clause (i) above, for any Effect to the extent such Effect results from or is attributable to (A) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, (B) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in, or otherwise generally affecting, the industry in which the Company and its Subsidiaries conduct business, (C) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees, (D) any act of terrorism or war (whether threatened, pending or declared), (E) any action taken by the Company or any of its
Subsidiaries with the written consent of either of the Purchasing Parties or (F) any failure by the Company or any of its Subsidiaries to meet projections (it being understood that, without limiting the applicability of the provisions contained in clause (A) or (B) above, the cause or causes of any such failure may be deemed either alone or in combination with other events to constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred); except in the case of clause (A), (B) or (D), to the extent such Effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industry in which the Company and its Subsidiaries conduct business; it being understood and agreed that for purposes of Section 2.04(b), the definition of the term “Material Adverse Effect” shall not include the exception set forth in the preceding clause (C).  The Company has made available to the Purchasing Parties true and complete copies of the certificate of incorporation of the Company as in effect on the date of this Agreement (the “Company Certificate”) and the By-laws of the Company as in effect on the date of this Agreement (the “Company By-laws”), and each equivalent organizational document for each of the Company’s Subsidiaries (the Company Certificate and the Company By-laws, together with such equivalent organizational documents of the Company’s Subsidiaries, the “Organizational Documents”).

SECTION 2.02.  Subsidiaries.  Section 2.02 of the Company Disclosure Letter sets forth a true and complete list of all the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation or formation.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not beneficially own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

SECTION 2.03.  Capital Structure; Indebtedness.  (a)  The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares of Company Common Stock were issued and outstanding, none of which were held by the Company or any Subsidiary of the Company, and no shares of Company Common Stock will be (x) subject to a right of repurchase by the Company, (y) subject to forfeiture back to the Company or (z) subject to transfer or lock-up restrictions, in each of cases (x), (y) and (z), following the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

(b)        There are no outstanding options or other rights to purchase or receive Company Common Stock.  Other than the Shares and the shares of capital stock, or other equity voting interests in the Company’s Subsidiaries held by the Company or another Subsidiary of the Company, (i) there are not issued, reserved for issuance or outstanding any (A) shares of capital stock of, or other equity or voting interests in, the Company or its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (C) options, calls, warrants or other rights to acquire from the Company or any of its Subsidiaries any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (ii) there exists no obligation of the Company or any of its Subsidiaries to issue any capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable or exercisable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and (iii) there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock or shares of capital stock of or other equity or voting interests in any Subsidiary of the Company, on a deferred basis or otherwise, or other rights that are linked in any way to the value of Company Common Stock or shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company issued or granted by the Company or any Subsidiary.

(c)        All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or is bound, other than the Operating Agreement of Barneys Asia Co. LLC, a copy of which has been provided to the Purchasing Parties, that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire (i) shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into or exchangeable for capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities, other than the Operating Agreement of Barneys Asia Co. LLC, a copy of which has been provided to the Purchasing Parties.  There are no irrevocable proxies and no voting Contracts (or Contracts to execute a written consent or a proxy) with respect to any shares of Company Common Stock or any other voting securities of the Company.

(d)        The Company and its Subsidiaries have no outstanding Indebtedness.  “Indebtedness” with respect to any person means, without duplication, (i) the principal of, accrued and unpaid interest on, and any prepayment or similar penalties and expenses in respect of, (A) indebtedness of such person for money borrowed (but excluding trade accounts payable and other accrued current liabilities) and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable (but excluding trade accounts payable and other accrued current liabilities); (ii) all obligations of such person issued or assumed as the deferred purchase price of property and all conditional sale obligations of such person (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of such person as lessee under leases that are capitalized in accordance with GAAP (but excluding capitalized tenant allowances and step rents contained in the Company Leases); (iv) all obligations, contingent or otherwise, of such person under letters of credit, surety bonds and similar instruments, in each case to the extent such obligations would be required to appear on the balance sheet of such person in accordance with GAAP (but excluding obligations relating to letters of credit listed in Section 5.09 of the Company Disclosure Letter and similar obligations incurred between the date hereof and the Closing Date in the ordinary course of business consistent with past practice); (v) all obligations of such person under or pursuant to interest rate cap contracts, swap contracts, foreign currency exchange contracts or other hedging or similar contracts (including any breakage or associated fees), but excluding obligations relating to hedging contracts listed in Section 5.09 of the Company Disclosure Letter and similar obligations incurred between the date hereof and the Closing Date in the ordinary course of business consistent with past practice; (vi) all obligations of the type referred to in clauses (i) through (v) of any person for which such person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person).

SECTION 2.04.  Authority; Noncontravention.  (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Acquisition and the other transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the Acquisition or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)        The execution and delivery of this Agreement does not, and the consummation of the Acquisition and the other transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of consent, termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of the Company or any of its Subsidiaries under (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any note, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, instrument, obligation or license (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which the Company or any of its Subsidiaries has any rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 2.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate have not had and are not reasonably likely to have an Effect described in clause (ii) of the definition of Material Adverse Effect.

SECTION 2.05.  Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any domestic or foreign (whether supranational, national, federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any nongovernmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Acquisition or any of the other transactions contemplated by this Agreement, except for (a) those required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) such other consents, approvals, orders, authorizations, registrations, declarations, permits, actions, notifications and filings the failure of which to be obtained or made individually or in the aggregate have not had and are not reasonably likely to have an Effect described in clause (ii) of the definition of Material Adverse Effect.

SECTION 2.06.  No Undisclosed Liabilities.  (a)  Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, contingent, known, unknown or otherwise (the “Liabilities”), except for (i) Liabilities disclosed in the balance sheet dated as of February 3, 2007 included in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since February 3, 2007, (iii) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not required to be performed, (iv) obligations relating to guarantees by the Company of its Subsidiaries’ obligations under the Company Leases listed on Section 2.06 of the Company Disclosure Letter, and (v) obligations under letters of credit and hedging contracts disclosed pursuant to Section 5.09.  Neither the Company nor any of its Subsidiaries maintains any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission (the “SEC”).

(b)        Neither the Company nor any of its Subsidiaries has any Liabilities or obligations to indemnify any of their respective directors, officers or other representatives under any of the Organizational Documents with respect to matters arising prior to the Closing Date.

SECTION 2.07.  Financial Statements.  (a)  Section 2.07(a) of the Company Disclosure Letter includes a correct and complete copy of (i)(A) the audited consolidated balance sheet of the Company and its Subsidiaries as at January 29, 2005, together with the audited consolidated statements of income and cash flows for the periods from February 1, 2004 to December 19, 2004 and December 20, 2004 to January 29, 2005 (the “2004 Audited Financial Statements”), (B) the audited consolidated balance sheet of the Company and its Subsidiaries as at January 28, 2006, together with the audited consolidated statements of income and cash flows for the fiscal year ended January 28, 2006 (the “2005 Audited Financial Statements”), and (C) the audited consolidated balance sheet of the Company and its Subsidiaries as at February 3, 2007, together with the audited consolidated statements of income and cash flows for the fiscal year ended February 3, 2007 (the “2006 Audited Financial Statements”, and together with the 2004 Audited Financial Statements and the 2005 Audited Financial Statements, the “Audited Financial Statements”), in each case audited by BDO Seidman, LLP and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 5, 2007, together with the unaudited consolidated statement of income and cash flows for the three months ended May 5, 2007, reviewed by BDO Seidman, LLP (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout all periods involved, and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries, in each case as of the dates and for the periods referred to therein, subject, in the case of the Unaudited Financial Statements, to (A) normal year end adjustments in accordance with the Company’s and its Subsidiaries’ ordinary course of business and (B) the absence of footnote disclosures required by GAAP.  The information set forth on Section 2.07(a) of the Company Disclosure Letter was prepared from the books and records of Seller Parent and its Subsidiaries.

(b)        None of the Company or any of its Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

SECTION 2.08.  Absence of Certain Changes or Events.  Since February 3, 2007, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.  No Selling Party, the Company or any of its Subsidiaries has taken any action between February 3, 2007 and the date of this Agreement that, if taken after the date of this Agreement, would constitute a breach of any of clauses (i), (ii), (iii), (v), (vi), (viii), (ix), (x), (xiii), (xiv) or (xix) of Section 5.01(a).

SECTION 2.09.  Litigation.  Except with respect to Employees and Labor and Employee Benefit Plans, which are the subject of Sections 2.13 and 2.14, as of the date of this Agreement, there is no claim, suit, action, investigation or other legal, administrative or arbitral proceeding (a “Proceeding”) (a) pending or, to the Knowledge of the Selling Parties, threatened against the Company or any of its Subsidiaries or any of their respective properties or other assets, except for any such Proceeding involving claims (i) for only monetary damages not exceeding $200,000 or (ii) that would be covered by insurance policies maintained by or for the benefit of the Company and its Subsidiaries, or (b) relating to the Acquisition, this Agreement or any of the other transactions contemplated hereby.  There is no material judgment, decree, injunction, rule or order of any Governmental Authority (an “Order”) or arbitrator outstanding against, or, to the Knowledge of the Selling Parties, material Proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving, the Company or any of its Subsidiaries.

SECTION 2.10.  Contracts.  (a)  Section 2.10 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of, and the Company has made available to the Purchasing Parties true and complete copies of (collectively, “Section 2.10 Contracts”):

(i)    each Contract, other than purchase orders, of the Company or any of its Subsidiaries involving, or reasonably expected to involve, aggregate annual payments by or to the Company or any of its Subsidiaries of more than $1,000,000, other than any Contract (A) set forth on Section 2.13 or 2.14 of the Company Disclosure Letter or (B) of the type described in Section 2.10(a)(ix);

(ii)     (A) all Contracts pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and (B) all Contracts involving any “keep well” arrangements or pursuant to which the Company or any of its Subsidiaries has agreed to maintain any financial statement condition of another person;

(iii)     all Contracts pursuant to which the Company or any of its Subsidiaries has agreed not to, or which, following the consummation of the Acquisition, could restrict the ability of the Purchasing Parties, including the Company and its Subsidiaries, to compete with any person in any business or in any geographic area or to engage in any business or other activity, including any restrictions relating to “exclusivity” or any similar requirement in favor of any person other than the Company or any of its Subsidiaries or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(iv)      all Contracts pursuant to which the Company or any of its Subsidiaries is a party (A) granting another party “most favored nation” or similar status or (B) granting another party, or that grants the Company or any of its Subsidiaries, license to, or franchise in respect of, any material right, property or asset;

(v)        all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) in which the Company or any of its Subsidiaries holds an interest;

(vi)       all Contracts relating to the acquisition or disposition of any business, operations or division (whether by merger, sale of stock, sale of assets or otherwise) to the extent any unresolved claims or actual or contingent express obligations of any party thereunder remain;

(vii)      all Contracts containing outstanding material obligations relating to the settlement of any Proceeding involving the Company or its Subsidiaries;

(viii)     all employment agreements between a Selling Party, the Company or any of its Subsidiaries, on the one hand, and any Employee of the Company or its Subsidiaries, on the other hand; or

(ix)        all Contracts between the Company or any of its Subsidiaries, on the one hand, and a Major Supplier, on the other hand, other than purchase orders.

(b)        Each of the Section 2.10 Contracts is valid and binding on the Company or its Subsidiary, and to the Knowledge of the Selling Parties, is in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor, to the Knowledge of the Selling Parties, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Section 2.10 Contract to which it is a party or by which they or any of their respective properties or other assets are bound, other than inconsequential defaults or violations.

(c)        Section 2.10(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each claim in excess of $100,000 made by any party in connection with any Section 2.10 Contract which has not been settled as of the date of this Agreement, and an explanation of the status of such claim, including relevant dates, amounts and impact on caps, baskets and deductibles under any indemnity thereunder.

SECTION 2.11.  Compliance with Laws.  Except with respect to Environmental Laws, Employees and Labor, Employee Benefit Plans and Taxes, which are the subject of Sections 2.12, 2.13, 2.14 and 2.15, respectively, each of the Company and its Subsidiaries (including each and all of their operations, practices, properties and assets) is, and since January 1, 2005, has been, in material compliance with (a) all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) and Orders applicable to it, its personnel, properties or other assets or its business or operations, including Laws relating to consumer finance or the extension of credit and (b) all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, “Permits”) issued to the Company or any of its Subsidiaries.  None of the Company and its Subsidiaries have received, since January 1, 2005, a notice or other written communication alleging or relating to a possible material violation of any Law or Order applicable to it, its personnel, properties or other assets or its businesses or operations.  The Company and its Subsidiaries have in effect all material Permits necessary for them to own, lease or operate their properties and other assets and to carry on their business operations as now conducted.  There is no Proceeding pending, nor has the Company or its Subsidiaries received any written notice from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any material Permit.

SECTION 2.12.  Environmental Matters.  (a)  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, and there is no environmental Proceeding existing or pending, or, to the Knowledge of the Selling Parties, threatened, against or affecting the Company or any of its Subsidiaries alleging material noncompliance with, or that has resulted in or is reasonably likely to result in Liability under, Environmental Laws.  For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws in effect as of the Closing and applicable Permits and licenses relating to the protection of the environment, natural resources or human health and safety.

(b)        The Selling Parties have made available to the Purchasing Parties copies of all material environmental, health and safety reports, audits, assessments or other material communications or documentation relating to environmental, health or safety matters in their possession relating to the Company and its Subsidiaries, or any property owned, operated or leased by the Company and its Subsidiaries, including any material Phase I or Phase II Environmental Site Assessments, asbestos surveys or abatement reports, indoor air quality studies or remediation reports, or site assessment or remediation plans.

SECTION 2.13.  Employees and Labor.  (a)  Section 2.13(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all collective bargaining agreements and any labor union contracts to which the Company or any of its Subsidiaries is a party (including any extensions of such agreements or agreements to extend such agreement or agreements pending negotiation) and all collective bargaining agreements and labor union contracts currently being negotiated as of the date of this Agreement which are or would be applicable to any employees of the Company or its Subsidiaries (each, an “Employee” and such agreements, collectively, “CBAs”).  As of the date of this Agreement, no CBA has expired without being either (x) renewed or (y) extended pending negotiations.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in negotiations with any labor organization as the collective bargaining representative of any Employees for an initial collective bargaining agreement.  To the Knowledge of the Selling Parties, as of the date of this Agreement, (i) no officer or Employee is being represented by a works’ council or a labor organization other than those that are parties to the CBAs and (ii) there are no labor unions, except UNITE HERE or its subordinate Joint Boards or local unions, presently engaging in any organizing activity with respect to any Employee.  There are, and for the three years preceding the date of this Agreement there have been, no strikes, organized slowdowns, work stoppages or lockouts or other material labor disputes pending, or to the Knowledge of the Selling Parties, threatened against or involving the Company or any of its Subsidiaries.

(b)        Each of the Company and its Subsidiaries is in material compliance with all Laws applicable to the Company and its Subsidiaries regarding the terms and conditions of employment or other employment-related matters, including without limitation Laws relating to discrimination, fair labor standards, wage and hour, terms and conditions of employment practices and occupational health and safety or wrongful discharge, and as of the date of this Agreement there are no material complaints, lawsuits or other Proceedings pending or, to the Knowledge of the Selling Parties, threatened against the Company or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former Employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment or wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)        As of the date of this Agreement, no material grievance, arbitration demand or Proceeding, whether or not filed pursuant to a CBA, is pending or, to the Knowledge of the Selling Parties, is threatened, against the Company or any of its Subsidiaries that involves an attempt by any labor organization to extend its jurisdiction or representation rights, or (except in the case of CBAs listed on Section 2.13(a) of the Company Disclosure Letter and the labor organizations that are parties thereto) apply its collective bargaining agreement to the Company or any of its Subsidiaries.

SECTION 2.14.  Employee Benefit Plans.  (a)  Section 2.14(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, post-retirement health or life insurance, vacation, disability, death benefit, hospitalization, medical, employment, retention, consulting, change in control, salary continuation, termination, severance or other employee benefit plans, programs, policies, practices, arrangements, agreements, funds, commitments or payroll practices maintained, sponsored or contributed to or required to be maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or under which the Company or any of its Subsidiaries has any Liability (including a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement), with respect to any current or former Employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof, other than Multiemployer Plans and CBAs (the “Company Plans”).  None of the Company Plans provides for post-employment life or health insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or at the expense of the participant or the participant’s beneficiary.  There has been no written communication to Employees of the Company or its Subsidiaries that promises or guarantees such Employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has announced any intent or commitment to create or implement any additional employee benefit plan or to amend, modify or terminate any Company Plan.  Each Company Plan that is an employee welfare benefit plan may by its terms be amended or terminated on and after the Closing Date without the incurrence of any material cost or Liability by the Company or its Subsidiaries (it being understood that the obligations of Purchaser pursuant to Section 5.08 hereof apply notwithstanding the foregoing representation).

(b)        True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to the Purchasing Parties by the Company, to the extent applicable:  (i) such Company Plan (or, with respect to any Company Plan that is not in writing, a written description of the terms thereof), all amendments thereto and related trust documents, insurance contracts or other documentation of any related funding arrangement, and amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto and the two most recent annual reports, actuarial reports and/or financial reports, (iii) the most recent Internal Revenue Service (the “IRS”) determination letter, if applicable, and any communication from or with the IRS relating to such letter or the subject matter thereof, (iv) summary plan descriptions, if applicable, (v) any material communication between the Company or any of its Subsidiaries and any Governmental Authority and (vi) communications that are not themselves Company Plans or CBAs, with one or more participants in any Company Plan, that would reasonably be expected to result, individually or in the aggregate, in material Liability to the Company in excess of the Company’s obligations under any Company Plan or CBA.

(c)        Section 2.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each “multiemployer plan” (within the meaning of Section 3(37) and Section 4001(a)(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is obligated to contribute or has any Liability (a “Multiemployer Plan”).  For purposes of this Agreement, the term “Multiemployer Plan” shall be deemed to include the Barneys Retail/Employees Union Health Fund.  Neither the Company nor any of its Subsidiaries has (i) incurred, or is reasonably likely to incur, a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any Multiemployer Plan or (ii) received any notice, as of the date of this Agreement, or otherwise reasonably expects that any Multiemployer Plan is or will be “insolvent” or in “reorganization” (within the meaning of Sections 4241 and 4245, respectively, of ERISA).  The Company has provided the Purchasing Parties with the most recent estimates requested by the Company (it being understood that no such estimates were requested by the Company in connection with this Agreement or the transactions contemplated hereby) of the potential withdrawal liability to which the Company or any Subsidiary would be subject if the Company or any Subsidiary were to withdraw from each Multiemployer Plan.

(d)        Section 2.14(d) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) each Company Plan that provides severance, termination, retention, change in control or similar benefits (the “Company Severance Plans”) and (ii) the levels of Employees who participate in each such Company Severance Plan.

(e)        Neither the Company nor its Subsidiaries (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) any “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or, to the Knowledge of the Selling Parties, is reasonably likely to incur, any Liability pursuant to Section 412 of the Code or Title I or Title IV of ERISA (other than Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business).  Neither the Company nor any of its Subsidiaries has, in the past five years, engaged in any transaction described in Section 4069 or 4212(c) of ERISA that would reasonably be expected to result in the incurrence of a Liability by the Company or its Subsidiaries on or after the Closing.

(f)        Each Company Plan has been maintained in all material respects in accordance with its terms and in compliance in all material respects with all provisions of ERISA, the Code (including in each case rules and regulations thereunder) and other applicable Laws with respect to such Company Plan.  Other than routine claims for benefits, there is no pending or, to the Knowledge of the Selling Parties, threatened material audit or material Proceeding relating to any Company Plan. With respect to each Company Plan for which financial statements are required by ERISA, to the Knowledge of the Selling Parties, there has been no material adverse change in the financial status of such Company Plan since the date of the most recent such statements provided to the Purchasing Parties by the Company.  To the Knowledge of the Selling Parties, no “prohibited transaction,” breach of fiduciary duty or similar action or omission has resulted in or is reasonably likely to result in the imposition of any material Liability, Tax or penalty on the Company or any of its Subsidiaries, or in any requirement for the posting of security with respect to a Company Plan or imposition of any Lien on the assets of the Company or any of its Subsidiaries with respect to a Company Plan, under ERISA, the Code or other applicable Law.

(g)        Each Company Plan that is intended to qualify under Section 401 of the Code has been given a favorable determination letter from the IRS with respect to such qualification, and, to the Knowledge of the Selling Parties, nothing has occurred with respect to the operation of the Company Plans that has caused or is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material Liability, penalty or Tax under ERISA or the Code.

(h)        Except for failures to make contributions that individually or in the aggregate would not reasonably be expected to result in material Liability to the Company or any of its Subsidiaries, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made by the Company or its Subsidiaries under any of the Company Plans (or in the case of any Multiemployer Plan, the applicable CBA or other governing Contract) or by Law to any funds or trusts established under a Company Plan or Multiemployer Plan or in connection therewith have been made by the due date thereof (including any valid extensions) and any payments not yet due have been accurately reflected in the consolidated balance sheet included in the Financial Statements.

(i)        Neither the execution and delivery of this Agreement nor the consummation of the Acquisition or any other transaction contemplated by this Agreement will (i) entitle any Employee or any director or independent contractor of the Company or any of its Subsidiaries to, or increase any, severance, change in control, termination or other compensation or benefits; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Employee, director or independent contractor; (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or trigger any other material obligation pursuant to any Company Plan; or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(j)        On or following the consummation of the transactions contemplated by this Agreement, none of the Company nor any of its Subsidiaries would reasonably be expected to incur any Liability under Title IV of ERISA as a result of being treated as a single employer with Seller Parent or its Affiliates (other than the Company and its Subsidiaries) for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4212(c) or 4069 of ERISA.

SECTION 2.15.  Tax Matters.  (a)  Each of the Company, its Subsidiaries and any consolidated, combined, unitary, affiliated or aggregate group of which the Company or any of its Subsidiaries is a member (an “Affiliated Group”) has timely filed (taking into account any extension of time within which to file) all material federal, state, local and foreign income and franchise Tax Returns required to be filed by it and has paid all Taxes shown to be due on such Tax Returns, and all such Tax Returns are true and complete in all material respects.  For purposes of this Agreement, (i) “Taxes” shall mean all federal, state and local, domestic and foreign, income, employment, withholding, escheats, property, unclaimed property, real property transfer, transfer gains, transfer, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, imposed by any Governmental Authority, including any Liability for the payment of any amounts of the type described above as a result of being a member of an Affiliated Group or as a result of being party to any tax sharing agreement with any of the Selling Parties, any of their Subsidiaries, or any member of any such Affiliated Group, or as a result of any express or implied obligation to indemnify any such other person with respect to the payment of any amounts of the type described above, and (ii) “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)        No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, any of its Subsidiaries or any Affiliated Group that are still pending and none of the Selling Parties, the Company or its Subsidiaries is currently involved with or has received any notice of any threatened or proposed Tax audit, examination, refund litigation, investigation, claim, administrative proceeding or adjustment in controversy with respect to the Company or any of its Subsidiaries.

(c)        The federal income Tax Returns of the Affiliated Group of which the Company and its Subsidiaries are currently a member have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through December 31, 2004.

(d)        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years preceding the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

(e)        No material claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Selling Parties is any such assertion threatened.

(f)        As of the date of this Agreement, there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, and no waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending.

(g)        As of the date of this Agreement, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party except where failure to do so has not had and is not reasonably likely to have, individually or in the aggregate with any other such failure or failures, a Material Adverse Effect.  The Company and each of its Subsidiaries has complied with all information reporting and backup withholding obligations with respect to such payments.

(h)        The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)        There are no Liens (other than Permitted Liens) for Taxes upon the Company and its Subsidiaries.

(j)        Neither the Company nor any of its Subsidiaries, with respect to the income and activities of the Company and its Subsidiaries, have been required to file any foreign Tax Returns.

(k)        None of the Selling Parties, with respect to the Company and each of its Subsidiaries, or the Company and each of its Subsidiaries, has agreed to make, nor is required to make, any adjustments with respect to any taxable period ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party.  To the Knowledge of the Selling Parties, the IRS has no currently outstanding proposed adjustment or change in accounting with respect to the Company and its Subsidiaries, and none of the Selling Parties, the Company or its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in Tax accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(l)        None of the Selling Parties (with respect to the Company and its Subsidiaries), the Company, or its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

SECTION 2.16.  Real Estate.  (a)  None of the Company or any of its Subsidiaries owns any real property.

(b)        Section 2.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the common address and current use of all real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, or pursuant to other occupancy arrangements) by the Company and its Subsidiaries (collectively, the “Company Leased Real Property”) pursuant to leases, subleases, licenses and other occupancy agreements, including all amendments, modifications and supplements with respect to any of the foregoing (the “Company Leases”) under which the Company or any of its Subsidiaries is a tenant, subtenant or occupant, and for each Company Lease indicates whether or not the consent of the landlord will be required in connection with the transactions contemplated by this Agreement.  The Company or one of its Subsidiaries (either directly or indirectly) holds a valid and existing leasehold or subleasehold interest, as applicable, in the Company Leased Real Property under each of the Company Leases.  The Selling Parties have delivered or made available to the Purchasing Parties true, correct and complete copies of each of the Company Leases.  With respect to each Company Lease:  (i) such Company Lease is, and, assuming the receipt of the consents set forth in Section 2.16(b) of the Company Disclosure Letter and the provision of any notices required under the Company Leases, upon the consummation of the transactions contemplated by this Agreement will be, (A) in full force and effect, (B) the legal, valid, and binding obligation of the Company or the applicable Subsidiary, and (C) current with respect to rent and other sums and charges payable by the Company or such Subsidiary pursuant to the Company Lease, (ii) none of the Company or any of its Subsidiaries is in material default, taking into account any notice and cure period, under such Company Lease, to the Knowledge of the Selling Parties, no other party to a Company Lease is in material default, taking into account any notice and cure period, under such Company Lease and, to the Knowledge of the Selling Parties, no event has occurred that, with notice or lapse of time, or both, would constitute a material breach or default by the Company or any of its Subsidiaries or permit termination under such Company Lease by any party thereto, (iii) the terms of such Company Lease have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to the Purchasing Parties or disclosed to the Purchasing Parties in Section 2.16(b) of the Company Disclosure Letter, and none of the Selling Parties, the Company or its Subsidiaries is currently in negotiations with any landlord to cancel or terminate any Company Lease prior to the end of the stated term of such Company Lease, (iv) none of the Selling Parties, the Company or any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or granted any security interest in its leasehold interest in such Company Lease, and, other than the Company Leases, none of the Company Leased Real Property is subject to any lease, sublease, license or other agreement which grants, from the Company or one of its Subsidiaries, to any other person, any right to the use, occupancy or enjoyment of such Company Leased Real Property or any part thereof and (v) each guaranty by the Company or any of its Subsidiaries, if any, with respect to a Company Lease is in full force and effect.

(c)        None of the Selling Parties, the Company or any of its Subsidiaries has received written notice of any violation by the Company or any of its Subsidiaries of any existing Law, applicable to any store, distribution facility or warehouse facility operated by the Company or any of its Subsidiaries pursuant to a Company Lease (each, a “Company Facility”), which violation would be reasonably likely to materially adversely affect the present use and operation of the Company Leased Real Property.

(d)        None of the Selling Parties, the Company or any of its Subsidiaries has received written notice of and, to the Knowledge of the Selling Parties, there are no pending condemnation or eminent domain Proceedings that affect any Company Leased Real Property.

(e)        None of the Selling Parties, the Company or its Subsidiaries has received written notice of any Proceeding and, to the Knowledge of the Selling Parties, there is no Proceeding threatened or pending against the Company or its Subsidiaries with respect to any rights or interests of the Company or its Subsidiaries in any portion of the Company Leased Real Property.  None of the Selling Parties, the Company or any of its Subsidiaries has received written notice of the existence of any outstanding or pending Order and, to the Knowledge of the Selling Parties, there are no extant Orders relating to the lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Leased Real Property, which Orders would be reasonably likely to materially adversely affect the present use and operation of the Company Leased Real Property.

(f)        To the Knowledge of the Selling Parties, the current use of the Company Leased Real Property by the Company or any of its Subsidiaries does not violate any instrument of record affecting such Company Leased Real Property, which violations would be reasonably likely to materially adversely affect the present use and operation of the Company Leased Real Property.  Since January 1, 2005,  no material damage or destruction has occurred with respect to any of the Company Leased Real Property which has not been substantially repaired prior to the date of this Agreement.

(g)        All Permits required to be obtained by the Company or its Subsidiaries, if any (collectively, the “Company Leased Real Property Permits”), to continue the present use and operation of the Company Leased Real Property, have been issued to the Company or such Subsidiary and are, as of the date of this Agreement, in full force and effect, except for any lapses, terminations or non-issuances of Company Leased Real Property Permits which would not reasonably be likely to materially adversely affect the present use and operation of the Company Leased Real Property.  None of the Selling Parties, the Company or its Subsidiaries has received any written notice from a Governmental Entity having jurisdiction over the Company Leased Real Property threatening a suspension, revocation or cancellation of any Company Leased Real Property Permit that would be reasonably likely to materially adversely affect the present use and operation of the Company Leased Real Property as a whole.

SECTION 2.17.  Terminated Leases.  None of the Company or any Subsidiary has, or will have, any Liability of any kind related to the closing of any Company Facility with respect to which the Company or any of its Subsidiaries has terminated, or prior to the Closing Date will terminate, its leasehold or subleasehold interest, except to the extent reserved against in the balance sheet dated February 3, 2007 or disclosed in the notes to the Financial Statements.  None of the Selling Parties, the Company or any of its Subsidiaries has received any notice of any such Liability (whether actual, pending or threatened).

SECTION 2.18.  Sufficiency of Assets; Shared Assets and Services.  The Company or its Subsidiaries have, and, assuming the provision of services under the Transition Services Agreement, following the Closing will have, good title to, or a valid leasehold interest in, or license or right to use all of the assets necessary, and such assets are in such condition and repair (ordinary wear and tear excepted) as is sufficient, in all material respects, to operate the business of the Company and its Subsidiaries after the Closing Date in substantially the same manner as presently conducted.  Section 2.18 of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of (i) all the material assets used or held for use by the Company or its Subsidiaries that the Selling Parties or their Affiliate (other than the Company and its Subsidiaries) owns, leases, licenses, has a right to use or otherwise uses and (ii) the material services provided by the Selling Parties or their Affiliates (other than the Company and its Subsidiaries) to the Company and its Subsidiaries.

SECTION 2.19.  Insurance.  (a)  Section 2.19(a) of the Company Disclosure Letter sets forth an accurate and complete list of the policies of insurance maintained as of the date of this Agreement by or for the benefit of the Company and its Subsidiaries (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage) (collectively, the “Policies”) as well as a description of all risks that the Company and its Subsidiaries designate as “self-insured”.  To the Knowledge of the Selling Parties, as of the date of this Agreement no insurer on any such Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(b)        Section 2.19(b) of the Company Disclosure Letter sets forth a list of all pending claims as of the date of this Agreement (including with respect to insurance obtained but not currently maintained) and the claims history (for filed claims) for the Company and its Subsidiaries since January 1, 2005 (including with respect to insurance obtained but not currently maintained), in each case with respect to each claim (or series of related claims) involving amounts in excess of $250,000.  None of the Company or any of its Subsidiaries has been refused any insurance coverage with respect to any material aspect of its operations, nor has its coverage been limited in any material respect by any insurance carrier to which it, or either of the Selling Parties on its behalf, has applied for insurance.  As of the date of this Agreement, there is no claim by the Company or any of its Subsidiaries, or by either of the Selling Parties on its behalf, pending under any such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies.

SECTION 2.20.  Intellectual Property.  (a)  Section 2.20 of the Company Disclosure Letter set forth the Company’s and its Subsidiaries’ trademark status as of the date of this Agreement.  Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights that are used in the conduct of the business of the Company and its Subsidiaries, in each case free and clear of all Liens other than Permitted Liens.  No trademark that is material to the Company’s business as currently conducted is subject to lapse or abandonment.  All right, title and interest to the “Barneys” and “Barneys New York” trademarks are owned by the Company and are not subject to any Liens (other than Permitted Liens) or licenses.

(b)        To the Knowledge of the Selling Parties, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated in any material respect any Intellectual Property Rights of any other person.  As of the date of this Agreement, no material claims are pending or, to the Knowledge of the Selling Parties, threatened that the Company or any of its Subsidiaries is infringing or misappropriating the rights of any person with regard to any Intellectual Property Right.

(c)        To the Knowledge of the Selling Parties, no person or persons are infringing in any material respect the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries.  As of the date of this Agreement, no material claims are pending or, to the Knowledge of the Selling Parties, are threatened against the Company or any of its Subsidiaries with regard to the ownership by the Company or any of its Subsidiaries of any Intellectual Property Rights.

(d)        As used in this Agreement, “Intellectual Property Rights” shall mean patents, trademarks (registered or unregistered), trade secrets, copyrights, trade names, domain names, service marks, brand names, trade dress, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application.

(e)        The IT Systems owned or licensed by the Company and its Subsidiaries together with the IT Systems to be used by Seller Parent or any of its Subsidiaries in the performance of their obligations under, or which the Purchasing Parties are to be provided the benefit of pursuant to the terms of, the Transition Services Agreement constitute all the IT Systems that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.  As used in this Agreement, “IT Systems” shall mean computer software programs, including all source code and object code therein and all designs and documentation related thereto.

(f)        All renewal and maintenance fees that are due and payable for the Intellectual Property Rights used by the Company have been paid and, to the Knowledge of the Selling Parties, all Intellectual Property Rights owned by the Company and its Subsidiaries are valid, subsisting and enforceable.

SECTION 2.21.  Company Proprietary Credit Card.  (a)  Each of the “Barneys” credit card accounts has been solicited, originated, created, maintained, and serviced by the Company and its Subsidiaries in compliance, in all material respects, with (i) the applicable credit card Contract between the Company or its applicable Subsidiary and the person for whom such account has been established and to whom such credit card has been issued and (ii) the applicable policies, procedures and practices pursuant to which the Company or any of its Subsidiaries manages its rights, title and interest in and to such accounts and receivables related to such account and underwrites, establishes, administers, processes, services, collects, terminates or charges-off such accounts and such receivables.

(b)        Prior to the date of this Agreement, the Company has made available to the Purchasing Parties true and complete copies of each form of credit card Contract and other documentation provided to holders of “Barneys” credit cards, and each such form contains all material terms of the Contract between the Company or its applicable Subsidiary and such holder.

(c)        The Company and its Subsidiaries have reasonable procedures and protections in place regarding the collection, use and dissemination of personal data or other information concerning customers.  Since January 1, 2005 there has been no material breach with respect to the systems of the Company and its Subsidiaries resulting in the loss of personal data or other information concerning customers.

SECTION 2.22.  Transactions with Affiliates.  None of the Selling Parties or any of their Affiliates (other than the Company and its Subsidiaries) or any executive officer or director, as applicable, of the Company or its Subsidiaries or any member of his or her immediate family or any of his or her Affiliates (each a “Related Person”) (a) owes any amount to the Company or its Subsidiaries (other than in respect of extensions of credit in the ordinary course of business for goods or services purchased from the Company or any of its Subsidiaries or advances for travel expenses), nor does the Company or its Subsidiaries owe any amount to, nor has the Company or its Subsidiaries committed to make a loan or extend or guarantee credit to or for the benefit of, any Related Person (other than in respect of extensions of credit in the ordinary course of business for goods or services purchased from the Company or any of its Subsidiaries or advances for travel expenses), other than payments of salaries and benefits in the ordinary course and intercompany Indebtedness to be terminated pursuant to Section 5.12 or (b) is involved in any business arrangement (other than employment or acting as a director) or other relationship with the Company or its Subsidiaries in which such Related Person had, or will have, a direct or indirect material interest, other than (i) sales of goods or services by the Company or any of its Subsidiaries to any Related Person in the ordinary course of business, (ii) extensions of credit related to such sales, (iii) advances for travel expenses, (iv) the shared services described in Section 2.18, (v) intercompany Indebtedness to be terminated pursuant to Section 5.12 and (vi) purchases by the Company or its Subsidiaries of goods for resale from Seller Parent or its Subsidiaries.

SECTION 2.23.  Major Suppliers.  None of the Selling Parties, the Company or any of its Subsidiaries is engaged, as of the date of this Agreement, in any material dispute with any Major Supplier.  During the period from February 3, 2007 to the date of this Agreement, no Major Supplier has terminated or materially reduced or indicated its intention to terminate or materially reduce (as compared to the same period in the prior year) its business relations with the Company or its Subsidiaries or requested any material and adverse change in the terms on which it supplies merchandise for the Company or its Subsidiaries.  A “Major Supplier” means any merchandise vendor to the Company or its Subsidiaries to whom the Company or its Subsidiaries paid, in the aggregate, more than $3,000,000 during the fiscal year ended February 3, 2007.

SECTION 2.24.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE III

Representations and Warranties
Relating to Selling Parties and the Shares

Except as set forth in the Company Disclosure Letter, each Selling Party, jointly and severally, represents and warrants to the Purchasing Parties as follows:

SECTION 3.01.  Organization, Standing and Corporate Power.  Seller Parent is a corporation duly organized, validly existing and in good standing under the Laws of Pennsylvania and has all requisite corporate power and authority to carry on its business as now being conducted.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted.

SECTION 3.02.  Authority; Noncontravention.  (a)  The Selling Parties have all requisite corporate power and authority to execute and deliver this Agreement, and each Selling Party and each of its Affiliates has, or prior to the execution thereof, will have, all requisite power and authority to execute and deliver each Related Document to which such Selling Party or such Affiliate is a party or will be a party, and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Related Document to which it is a party or will be a party by the Selling Parties and their respective Affiliates (to the extent a party thereto), and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and the compliance by the Selling Parties and their respective Affiliates (to the extent a party thereto) with the provisions of this Agreement and each Related Document to which it is a party or will be a party have been (and in the case of the Related Documents, will be) duly authorized by all necessary corporate action on the part of the Selling Parties and their respective Affiliates (to the extent a party thereto) and no other corporate proceedings on the part of the Selling Parties and their respective Affiliates (to the extent a party thereto) are necessary to authorize or approve this Agreement or the Related Documents to which such Selling Party or Affiliate is a party or will be a party, or to consummate the Acquisition or the other transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Selling Parties and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Selling Parties, enforceable against the Selling Parties in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).  Each Related Document to which a Selling Party or its Affiliate is a party or will be a party has been or will be duly executed and delivered by such Selling Party or such Affiliate (to the extent a party thereto) and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes or will constitute a legal, valid and binding obligation of the applicable Selling Party or its Affiliate, enforceable against such Selling Party or its Affiliate in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)        The execution and delivery of this Agreement and each Related Document to which it is a party or will be a party does not, and the consummation of the Acquisition and the other transactions contemplated hereby and the performance of its obligations and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of the Selling Parties or any of their Affiliates (to the extent a party thereto) under (i) their Organizational Documents, (ii) any Contract to which the Selling Parties or their respective Affiliates (as applicable) are party or are bound or any of their respective properties or other assets is bound by or subject to or otherwise under which the Selling Parties have any rights or benefits, or (iii) subject to the governmental filings and other matters referred to in Section 3.03, any Law applicable to the Selling Parties or their Affiliates (as applicable) or properties or other assets, other than, in the case of clauses (i), (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of the Selling Parties to perform their obligations under this Agreement or the Related Documents or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Related Documents to which such Selling Party or Affiliate is a party or will be a party.

SECTION 3.03.  Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Selling Parties or their Affiliates in connection with the execution and delivery of this Agreement or any Related Document to which it is a party or will be a party, by the Selling Parties or their Affiliates or the consummation by the Selling Parties or their Affiliates of the Acquisition or any of the other transactions contemplated by this Agreement or the Related Documents to which it is a party or will be a party, except for (a) those required to be made pursuant to the HSR Act, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement or the Related Documents, the Acquisition and the other transactions contemplated hereby and thereby and (c) such other consents, approvals, orders, authorizations, registrations, declarations, permits, actions, notifications and filings the failure of which to be obtained or made individually or in the aggregate have not had and are not reasonably likely to have an Effect described in clause (ii) of the definition of Material Adverse Effect.

SECTION 3.04.  Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Selling Parties, threatened against or affecting the Selling Parties or any of their Affiliates that individually or in the aggregate is reasonably likely to impair in any material respect the ability of the Selling Parties or any of their Affiliates to perform their obligations under this Agreement or any Related Document to which any of them is a party or will be a party or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or any Related Document to which any of them is a party or will be a party, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding, or, to the Knowledge of the Selling Parties, investigation, Proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving the Selling Parties or any of their Affiliates that individually or in the aggregate is reasonably likely to impair in any material respect the ability of the Selling Parties or any of their Affiliates to perform their obligations under this Agreement or any Related Document to which any of them is a party or will be a party or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or any Related Document to which any of them is a party or will be a party.

SECTION 3.05.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Parties or the Company.

SECTION 3.06.  The Shares.  Seller has good and valid title to the Shares, free and clear of any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller Parent’s receipt of the Closing Date Amount, good and valid title to the Shares will pass to Purchaser, free and clear of any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise, other than those arising from acts of Purchaser or its Affiliates.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

ARTICLE IV

Representations and Warranties of the Purchasing Parties

Each of the Purchasing Parties, jointly and severally, represents and warrants to the Selling Parties as follows:

SECTION 4.01.  Organization, Standing and Corporate Power.  Each Purchasing Party is an entity duly organized, validly existing and in good standing, to the extent applicable, under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted.

SECTION 4.02.  Authority; Noncontravention.  (a)  Each Purchasing Party and each of its respective Affiliates (as applicable) has all requisite power and authority to execute and deliver this Agreement and has, or prior to the execution thereof, will have, all requisite power and authority to execute and deliver each Related Document to which such Purchasing Party or such Affiliate is a party or will be a party, and to consummate the Acquisition and the other transactions contemplated hereby and thereby, including the Financing.  The execution and delivery of this Agreement and each Related Document to which it is a party, or will be a party by the Purchasing Parties and their respective Affiliates (to the extent a party thereto) and the consummation of the Acquisition and any of the other transactions contemplated hereby and thereby, including the Financing, and the compliance by the Purchasing Parties and their respective Affiliates with the provisions of this Agreement and each Related Document to which such Purchasing Party or such Affiliate is a party or will be a party have been (and in the case of the Related Documents, will be) duly authorized by all necessary corporate or other action on the part of the Purchasing Parties and their respective Affiliates, and no other corporate or other proceedings on the part of the Purchasing Parties or any of their respective Affiliates is necessary to authorize or approve this Agreement or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party, or to consummate the Acquisition or the other transactions contemplated hereby and thereby, including the Financing.  This Agreement has been duly executed and delivered by the Purchasing Parties and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Purchasing Parties, enforceable against the Purchasing Parties in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).  Each Related Document to which a Purchasing Party or any of its respective Affiliates is a party or will be a party has been or will be duly executed and delivered by such Purchasing Party and such Affiliates (as applicable), and constitutes or will constitute a legal, valid and binding obligation of such Purchasing Party and such Affiliates (as applicable), enforceable against such Purchasing Party and such Affiliates (as applicable) in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b)        The execution and delivery of this Agreement and each Related Document to which a Purchasing Party or any of its Affiliates is a party or will be a party does not, and the consummation of the Acquisition and any of the other transactions contemplated hereby, including the Financing, and the performance of their obligations and compliance with the provisions hereof and thereof do not and will not, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of such Purchasing Party or any of its Affiliates (as applicable) under (i) the Organizational Documents of such Purchasing Party or any of its Affiliates (as applicable), (ii) any Contract to which such Purchasing Party or any of its Affiliates (as applicable) is a party or is bound or any of their respective properties or other assets is bound by or subject to or otherwise under which such Purchasing Party or any of its Affiliates (as applicable) has any rights or benefits or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to such Purchasing Party or any of its Affiliates (as applicable) or properties or other assets, other than, in the case of clauses (i), (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, results, losses or Liens that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of such Purchasing Party or any of its Affiliates (as applicable) to perform their obligations under this Agreement or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party, or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including the Financing, or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party.

SECTION 4.03.  Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Purchasing Parties or their respective Affiliates (as applicable) in connection with the execution and delivery of this Agreement or any Related Document to which a Purchasing Party or any of its Affiliates is a party or will be a party, by such Purchasing Party or such Affiliate or the consummation by the Purchasing Parties of the Acquisition or any of the other transactions contemplated by this Agreement, including the Financing, or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party, except for (i) those required to be made pursuant to the HSR Act and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, permits, actions, notifications and filings the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to impair in any material respect the ability of such Purchasing Party or its Affiliates (as applicable) to perform their obligations under this Agreement or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party, or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including the Financing, or any Related Document to which such Purchasing Party or such Affiliate is a party or will be a party.

SECTION 4.04.  Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Purchasing Parties, threatened against or affecting the Purchasing Parties or any of their respective Affiliates that individually or in the aggregate is reasonably likely to impair in any material respect the ability of the Purchasing Parties or their respective Affiliates to perform their obligations under this Agreement or any Related Documents to which a Purchasing Party or any of its Affiliates is a party or will be a party or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including the Financing, or any Related Document to which a Purchasing Party or any of its Affiliates is a party or will be a party, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding, or, to the knowledge of the Purchasing Parties, investigation, Proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority involving the Purchasing Parties or any of their respective Affiliates that individually or in the aggregate is reasonably likely to impair in any material respect the ability of the Purchasing Parties or their respective Affiliates to perform their obligations under this Agreement or any Related Document to which a Purchasing Party or any of its Affiliates is a party or will be a party, or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement, including the Financing, or any Related Document to which a Purchasing Party or any of its Affiliates a party or will be a party.

SECTION 4.05.  Sufficient Funds.  The Purchasing Parties have delivered to Seller Parent true and complete copies of (i) an executed commitment letter from Purchaser Guarantor (the “Equity Funding Letter”) to provide equity financing in an aggregate amount of at least $345,500,000 (the “Equity Financing”) and (ii) executed debt commitment letters from Citigroup Global Markets Inc. (the “Financing Commitments”), pursuant to which Citigroup Global Markets Inc. has agreed to provide or cause to be provided at least $505,000,000 at Closing (the “Debt Financing”, and, together with the Equity Financing, the “Financing”).  The Purchasing Parties have disclosed and made available to the Selling Parties all other agreements, arrangements or understandings (whether oral or written) related to the Financing, provided that the Purchasing Parties may redact in such documents the fee amounts payable to their financing sources under the Financing Commitments.  Such fee amounts are customary for debt financings similar to the Debt Financing.  Except as otherwise permitted by this Agreement, none of the Equity Funding Letter or Financing Commitments has been or will be amended or modified, and the respective commitments contained in the Equity Funding Letter and the Financing Commitments have not been withdrawn or rescinded in any respect as of the date of this Agreement.  Except to the extent amended in accordance with its terms, the Equity Funding Letter is in full force and effect and is a legal, valid and binding obligation of the Purchasing Parties that are party thereto and the other party thereto.  Each of the Financing Commitments is in full force and effect and is a legal, valid and binding obligation of the Purchasing Parties and, to the knowledge of the Purchasing Parties, the other parties thereto.  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchasing Parties or their respective Affiliates under any term or condition of the Equity Funding Letter or the Financing Commitments.  There are no conditions precedent relating to the funding of the full amount of the Financing, other than as set forth in the Equity Funding Letter and the Financing Commitments.  As of the date of this Agreement, the Purchasing Parties have no reason to believe that any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date.  The Purchasing Parties have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.  The Financing, when funded in accordance with the Equity Funding Letter and the Financing Commitments, will provide Purchaser with funds sufficient to consummate the Acquisition and the other transactions contemplated by this Agreement and to pay all related fees and expenses.  The fees and expenses of the Purchasing Parties in connection with the Acquisition, the Financing and any related transactions will not exceed the amount set forth on Section 4.05 of the Company Disclosure Letter.

SECTION 4.06.  Guarantees.  The Purchasing Parties have delivered to Seller Parent the limited guarantee of Istithmar PJSC (“Purchaser Guarantor”), dated as of the date hereof, with respect to certain matters as specified therein (the “Guarantee”), which Guarantee is in full force and effect and is a legal, valid and binding obligation of Purchaser Guarantor.

SECTION 4.07.  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Peter J. Solomon Company, the fees and expenses of which will be paid by the Purchasing Parties, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasing Parties.

SECTION 4.08.  No Additional Representations.  The Purchasing Parties acknowledge that they and their Representatives have been permitted full and complete access to the books and records, facilities, equipment, contracts and other properties and assets of or with respect to the Company and the Subsidiaries of the Company that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Company and the Subsidiaries of the Company to discuss the business of the Company and the Subsidiaries of the Company.  The Purchasing Parties acknowledge that none of the Selling Parties, the Company, their respective Representatives or any other person has made any representation or warranty, expressed or implied, with respect to the Company and the Subsidiaries of the Company or the accuracy or completeness of any information regarding the Company and the Subsidiaries of the Company furnished or made available to the Purchasing Parties and their Representatives, except as expressly set forth in this Agreement, and none of the Selling Parties, the Company, their respective Representatives or any other person shall have or be subject to any Liability to the Purchasing Parties or any other person resulting from the distribution to the Purchasing Parties, or the Purchasing Parties’ use of, any such information, including any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.

SECTION 4.09.  No Distribution.  The Shares being acquired by Purchaser hereunder are being acquired for Purchaser’s own account, for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  Purchaser acknowledges that the Selling Parties have informed it that the Shares have not been registered under the Securities Act and may not be sold until they have been registered, unless an exemption from such registration is available.

SECTION 4.10.  Withholding.  The Purchasing Parties are not aware of any basis for, or facts that would give rise to a basis for, determination of any Withholding Amount within the meaning of Section 1.05 of this Agreement.

ARTICLE V

Covenants

SECTION 5.01.  Conduct of Business.

(a)        Conduct of Business by the Company.  During the period from the date of this Agreement to the Closing Date, except (A) as expressly permitted by Section 5.01 of the Company Disclosure Letter, (B) as consented to in writing by the Purchasing Parties (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as expressly required or permitted by this Agreement or (D) as required by applicable Law, the Seller Parent shall cause the Company and each of the Company’s Subsidiaries to (i) carry on its businesses and operations in all material respects in the ordinary course consistent with past practice, (ii) continue all advertising, pricing, sales, inventory, receivables, payables, customer credit and proprietary credit card operations and currency hedging practices, in all material respects in the ordinary course consistent with past practice (to the extent consistent with this Section 5.01(a)) and (iii) use its reasonable best efforts to preserve intact its assets, brands, licenses, technology, Intellectual Property Rights and business organizations, keep available the services of its current officers and Employees and preserve in all material respects in accordance with past practice its relationships with suppliers, licensors, licensees, distributors and others having business dealings with it and maintain its franchises, rights and Permits, with the intention that its goodwill and ongoing business shall be unimpaired as of the Closing Date.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as consented to in writing by the Purchasing Parties or as expressly permitted by the applicable subsection of Section 5.01 of the Company Disclosure Letter or as expressly required or permitted by this Agreement or as required by applicable Law, the Seller Parent will not permit the Company or any of the Company’s Subsidiaries to:

(i)     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other assets) in respect of, any of its capital stock, or other equity or voting interests, other than dividends or distributions by the Company or a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock, or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or other equity or voting interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting interests or any other securities of the Company or its Subsidiaries or any warrants, options or other rights to acquire any such shares or other securities;

(ii)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien, encumbrance, mortgage, deed of trust, security interest, easement, conditional sale or other title retention agreement, pledge, hypothecation, assessment, lease, levy, charge, transfer restriction, right of first offer, right of first refusal, option, preemptive right, voting trust or agreement, proxy or set off or other adverse claim of any kind or nature, whether arising by agreement, statute or otherwise, any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any warrants, options or other rights to acquire or receive, any such shares, interests or securities or any “phantom” stock, “phantom” stock rights or awards, stock appreciation rights, stock-based performance units or any other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof;

(iii)   amend or modify the Company Certificate or Company By-laws or the comparable charter or organizational documents of any Subsidiary of the Company;

(iv)   acquire any assets (including equity or debt securities), individually, in excess of $200,000 or, in the aggregate, in excess of $1,000,000, other than assets acquired in the ordinary course of business consistent with past practice;

(v)    sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets or any interest therein to a third party, other than (A) the sale of assets having a market value not in excess of $300,000 individually or $500,000 in the aggregate  and (B) sales of inventory or other assets in the ordinary course of business consistent with past practice;

(vi)   (A) incur or assume any Indebtedness (other than any incurrence of Indebtedness (1) associated with the issuance of letters of credit on behalf of the Company or any of its Subsidiaries, which letters of credit are issued in the ordinary course of business consistent with past practice, (2) associated with foreign currency transactions entered into in the ordinary course of business consistent with past practice or (3) owing to Seller Parent or its Subsidiaries that will be terminated in accordance with Section 5.12) or issue or sell any debt securities or warrants, options or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (B) make any loans, advances (other than in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii)  incur any capital expenditure, or any Liabilities in connection therewith, in excess of $750,000 except to the extent such expenditure, obligation or Liability is reflected on the Company’s capital expenditure plan set forth in Section 5.01(a)(vii) of the Company Disclosure Letter; provided, that the Purchasing Parties shall not unreasonably withhold, delay or condition their consent to any request by Seller Parent with respect to the foregoing;

(viii) make any amendment, change or other modification to the policies, procedures or practices of the Company or any of its Subsidiaries in respect of which it (A) manages its rights, title and interest in and to the “Barneys” credit card accounts and receivables related to such accounts or (B) underwrites, establishes, administers, processes, services, collects, terminates or charges-off such accounts and such receivables other than, in the case of clause (A) or (B), (1) as required by Law, (2) increases in late fees payable by cardholders, (3) in the ordinary course of business consistent with past practice or (4) other immaterial amendments, changes or modifications; provided, that the Purchasing Parties shall not unreasonably withhold, delay or condition their consent to any request by Seller Parent with respect to the foregoing;

(ix)    except (A) as required by the terms of any Company Plan, Multiemployer Plan or CBA as in effect on the date of this Agreement, (B) increases in cash compensation in the ordinary course of business consistent with past practice, (C) increases to retain any Employee that has notified the Company or its Subsidiaries that he or she intends to terminate his or her employment with the Company or its Subsidiaries, (D) the entry into of employment agreements with new hires in the ordinary course of business consistent with past practice and (E) any amendment to any Company Plan that is made to maintain the qualified status of such Company Plan or its continued compliance with applicable Law, (1) increase the compensation (including bonuses or other benefits) payable or to become payable to any of the directors of the Company, Employees of the Company at the level of senior vice president and above or the Creative Director of the Company (collectively, the “Key Personnel”); (2) enter into, terminate, adopt, materially amend or materially increase the benefits under any Company Plan or, other than any such entry, termination, adoption, amendment or increase that results in an increase to employer contributions of not more than 3%, any Multiemployer Plan, or enter into any plan or arrangement that would be considered a Company Plan if it were in existence on the date of this Agreement; or (3) accelerate, fund or secure the vesting or payment of compensation (including bonuses or other benefits under any Company Plan); provided, that (I) the exception in clause (D) hereof shall not apply with respect to the Key Personnel, provided that the Purchasing Parties shall not unreasonably withhold, delay or condition their consent to any request by the Company to take any of the actions that would otherwise have been permitted if clause (D) did apply to Key Personnel and shall be deemed to have consented to the action so requested if the Purchasing Parties have not responded by the end of the third business day following the date of such request and (II) the exceptions in clauses (B) and (C) hereof shall only apply with respect to the Key Personnel to the extent that the increases described therein together do not exceed $35,000 for any individual or $175,000 in the aggregate (for the avoidance of doubt, this Section 5.01(a)(ix) shall not pertain to any action by any director or employee of the Company or any of its Subsidiaries that such director or employee is required to take, or to refrain from taking, in accordance with his or her fiduciary duties as a trustee or fiduciary of a Multiemployer Plan);

(x)     terminate (other than for cause) any of the Key Personnel;

(xi)    enter into any transaction with or for the benefit of any Related Person other than (i) sales of goods or services by the Company or any of its Subsidiaries to any Related Person in the ordinary course of business, (ii) extensions of credit related to such sales, (iii) advances for travel expenses, (iv) the shared services described in Section 2.18, (v) intercompany Indebtedness to be terminated pursuant to Section 5.12 and (vi) purchases by the Company or its Subsidiaries of goods for resale from Seller Parent or its Subsidiaries;

(xii)   enter into, assume or amend in any material respect, terminate or waive, or assign any material rights under any Section 2.10 Contract or other Contract or commitment that would be a Section 2.10 Contract if entered into, or if such amendment, termination or waiver was effected, prior to the date hereof, other than in the ordinary course of business consistent with past practice;

(xiii)  make, change or rescind any material election with respect to Taxes (other than to the extent consistent with past practice) or enter into any settlement or compromise of any material Tax liability or refund;

(xiv)  except as required by GAAP or applicable Law, make any change in its fiscal year, revalue any of its material assets or make material changes in financial or tax accounting methods, principles or practices;

(xv)   materially modify, amend, terminate or permit the lapse of any material lease relating to any Company Leased Real Property except in the ordinary course of business consistent with past practice;

(xvi)  enter into any lease relating to any property that would be Company Leased Real Property if such lease were entered into as of the date of this Agreement;

(xvii) fail to maintain the Policies or any replacement insurance policies upon any of its assets or properties in such amounts and of such kinds comparable to those in effect as of the date of this Agreement, fail to properly report to the applicable insurer any Proceeding or other matter that would be covered under the Policies as of the date of this Agreement or take any action that would prejudice the ability of the Company to obtain insurance policies equivalent to the Policies after the Closing;

(xviii) change in any material respect the policies or practices regarding the inventory, accounts receivable or accounts payable or fail to manage its working capital in accordance with past practice;

(xix)   adopt or approve a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other restructuring;

(xx)    allow to lapse, or fail to make any applications for renewal as and when required, of any Permits necessary for the conduct of its business or the operation of any of its facilities;

(xxi)   transfer any asset (other than cash) of the Company or its Subsidiaries to any of the Selling Parties or their respective Affiliates (other than the Company and its Subsidiaries) or cease providing any service currently provided by the Selling Parties or their respective Affiliates (other than the Company and its Subsidiaries) to the Company and its Subsidiaries; or

(xxii)  resolve, authorize, agree or commit to take any of the foregoing actions.

(b)        Certain Tax Matters.  (i) The Selling Parties, the Company and its Subsidiaries will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or its Subsidiaries to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the Company or any of its Subsidiaries, and after the Closing Date the Company shall have no obligation under any such agreement or arrangement for any past, present, or future period; (ii) Seller shall deliver to the Purchasing Parties a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code; and (iii) all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Acquisition or any of the other transactions contemplated by this Agreement, shall be paid by Seller Parent and Seller when due, and the Selling Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 5.02.  Resignations.  At the Closing, the Selling Parties shall cause to be delivered to the Purchasing Parties duly signed letters of resignation from each member of the Board of Directors and each officer of the Company and its Subsidiaries that is specified on Schedule 5.02 of the Purchasing Parties Disclosure Schedule or that may be designated by the Purchasing Parties in a letter delivered to Seller Parent no later than the business day prior to the Closing, each to be effective as of the Closing.

SECTION 5.03.  Support Services.  Other than the services provided under the Transition Services Agreement between Seller Parent and the Purchasing Parties (the “Transition Services Agreement”) substantially in the form set forth in Section 5.03 of the Company Disclosure Letter, the Purchasing Parties acknowledge that all the support services disclosed in Section 2.18 of the Company Disclosure Letter will be terminated as of the Closing Date.

SECTION 5.04.  Financing.  (a)  Prior to the Closing, the Company shall provide and shall cause each Subsidiary of the Company and their respective Representatives to provide, and each Selling Party shall cause the Company and each Subsidiary of the Company and their respective Representatives to provide, all cooperation in connection with the Debt Financing reasonably requested by the Purchasing Parties, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Selling Parties and their Subsidiaries (including the Company and its Subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations and offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) executing and delivering, as of the Closing, any pledge and security documents, other definitive financing documents, other certificates or documents as may be reasonably requested by the Purchasing Parties (including a certificate of the Chief Financial Officer of the Company with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral, (iv) as promptly as practical, furnishing the Purchasing Parties and their financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by the Purchasing Parties, including all related financial statements, and financial data and other information of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering(s) of debt securities contemplated by the Financing Commitments (the “Required Information”), (v) using reasonable best efforts to (y) obtain accountants’ comfort letters, accountants’ consents and legal opinions and (z) with respect to any properties for which the Purchasing Parties’ lenders request surveys and/or mortgagee title insurance, using reasonable best efforts to obtain title insurance in customary form for commercial real estate transactions and providing the Purchasing Parties and their agents with reasonable access to the applicable properties in connection with the Purchasing Parties’ surveys, in either of clause (y) or (z), at the Purchasing Parties’ expense, as reasonably requested by the Purchasing Parties; (vi) permitting the prospective lenders involved in the Debt Financing to identify and evaluate the Company’s and its Subsidiaries’ assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; (vii) permitting the Purchasing Parties to perform an appraisal of the inventory of the Company and its Subsidiaries customary for the type of financing contemplated by the Debt Financing; (viii) without limitation of Section 5.06, using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to Company Leases and Contracts and to arrange discussions among the Purchasing Parties and their financing sources with other parties to material leases, encumbrances and contracts, and (ix) taking all reasonable actions necessary to permit the consummation of the Financing contemplated by the Financing Commitments; provided, that none of the Selling Parties or any of their Subsidiaries (including the Company and its Subsidiaries) shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing.  The Purchasing Parties shall, promptly upon request by the Seller Parent, reimburse Seller Parent for all reasonable out-of-pocket costs incurred by the Selling Parties or any of their Subsidiaries (including the Company and its Subsidiaries) in connection with such cooperation, including any payments or concessions made in connection with clauses (viii) and (ix) above.  The Purchasing Parties shall indemnify and hold harmless the Selling Parties, their Subsidiaries (including the Company and its Subsidiaries) and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them at the request of the Purchasing Parties pursuant to this Section 5.04 or in connection with the arrangement of the Debt Financing and (2) any information utilized in connection therewith (other than information provided by the Selling Parties and their Subsidiaries (including the Company and its Subsidiaries)).  All non-public or otherwise confidential information regarding the Company obtained by the Purchasing Parties pursuant to this Section 5.04 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that the Purchasing Parties and their Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing upon the prior written consent of Seller Parent (such consent not to be unreasonably withheld, conditioned or delayed).  The Selling Parties shall cause the Company and its Subsidiaries and their Representatives to update, when requested by the Purchasing Parties, any such Required Information to be included in an offering document to be used in connection with such Financing in order to ensure that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

            (b)        The Purchasing Parties shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Financing Commitments (provided that the Purchasing Parties may replace or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Commitments as of the date hereof, or otherwise replace or amend the Financing Commitments so long as (a) after such actions, the Financing Commitments do not include any additional conditions precedent that are not contained in the Financing Commitments provided to Seller Parent as of the date of this Agreement, other than inconsequential additional conditions, and (b) such actions are not reasonably likely to delay, or diminish the likelihood of, the Purchasing Parties obtaining the Debt Financing (clauses (a) and (b) together being referred to as the “Financing Modification Requirements”); for purposes of this Agreement, the term “Financing Commitments” shall be deemed to include any such replacement or amended financing), including using reasonable best efforts to (i) maintain in effect the Financing Commitments or any Alternative Financing, (ii) satisfy on a timely basis all conditions applicable to the Purchasing Parties to obtaining the Financing set forth therein (including by consummating the equity financing contemplated by the Equity Funding Letter), (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments (including the related flex provisions) or any Alternative Financing, (iv) consummate the Debt Financing on the terms and conditions contemplated by the Financing Commitments or any Alternative Financing at or prior to Closing and (v) complete an appraisal of the inventory of the Company and its Subsidiaries customary for the type of financing contemplated by the Debt Financing as soon as practicable.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, the Purchasing Parties shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms and conditions that are not materially less beneficial to the Purchasing Parties than those contained in the Financing Commitments as in effect on the date of this Agreement as determined in the reasonable good faith judgment of the Purchasing Parties and consistent with the Financing Modification Requirements (any such alternative financing actually obtained by the Purchasing Parties, “Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period.  Nothing in this Agreement shall prohibit the Purchasing Parties from entering into agreements relating to the Financing or the operation of the Purchasing Parties, including adding other equity providers or operating partners, subject in each case to the Financing Modification Requirements.  The Purchasing Parties shall have the right to amend the Financing Commitments or any Alternative Financing in their sole discretion; provided that such amendments are consistent with the Financing Modification Requirements.

(c)        For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive calendar days after the Initiation Date (i) throughout which (A) the Purchasing Parties and their Debt Financing sources shall have the Required Information (provided that any such Required Information to be included in an offering document to be used in connection with such Debt Financing shall be updated as reasonably requested to ensure that the Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading) and (B) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 30 consecutive calendar day period, and (ii) at the end of which the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied.  For purposes of this Agreement, “Initiation Date” shall mean the earliest date on which both (x) the Company shall have delivered or caused to be delivered the Required Information to the Purchasing Parties and their financing sources and (y) the Purchasing Parties shall have completed an appraisal of the inventory of the Company and its Subsidiaries customary for the type of financing contemplated by the Debt Financing.  The Purchasing Parties shall keep Seller Parent informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing and provide to Seller Parent copies of documents related to the Debt Financing as Seller Parent reasonably requests; provided that the Purchasing Parties may redact in such documents the fee amounts payable to their financing sources under the Financing Commitments.  The Purchasing Parties shall give Seller Parent prompt notice of any material breach by any party of the Financing Commitments of which the Purchasing Parties become aware, or any termination of the Financing Commitments.

SECTION 5.05.  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Seller Parent shall, and shall cause the Company, each of its Subsidiaries and each of their respective Representatives to, afford, upon reasonable advance notice, to the Purchasing Parties and the Purchasing Parties’ Representatives, reasonable access during normal business hours during the period prior to the Closing Date or the termination of this Agreement to all of the Company’s and its Subsidiaries’ properties and other assets, books, contracts, records (including accountants’ work papers and Tax Returns), directors, officers, Employees and attorneys and, during such period, Seller Parent shall, and shall cause the Company, each of its Subsidiaries and each of their respective Representatives to, furnish promptly to the Purchasing Parties all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as the Purchasing Parties may reasonably request.  As soon as reasonably practicable following the date of this Agreement, the Company shall request an updated estimate of the potential withdrawal liability to which the Company or any Subsidiary would be subject if the Company or any Subsidiary were to withdraw from each Multiemployer Plan and shall promptly furnish to the Purchasing Parties any information it receives in response to such request.  Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of October 19, 2006, between an Affiliate of the Purchasing Parties and Seller Parent (as it may be amended from time to time, the “Confidentiality Agreement”). The Purchasing Parties shall hold, and shall cause their Representatives and financing sources to hold, all information received from the Selling Parties and the Company, directly or indirectly, under this Agreement or otherwise in confidence in accordance with the Confidentiality Agreement.

SECTION 5.06.  Reasonable Best Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use, except as otherwise provided below, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner reasonably practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings with Governmental Authorities, if any), and the taking of all acts as may be necessary to obtain any such action, nonaction, waiver, consent, approval, order or authorization, (iii) the obtaining of all necessary consents from any third party required by any Contract or Company Lease; provided, however, that the Purchasing Parties and their Affiliates shall not be required to, and the Selling Parties and their Affiliates shall not be required to, make any material payment or provide any material value, enter into any Contract (or amend any existing Contract) that is materially disadvantageous to the Selling Parties and their Affiliates or the Purchasing Parties and their Affiliates or otherwise take any other action that is adverse to the Selling Parties or their Affiliates or the Purchasing Parties or their Affiliates in any material respect, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)        In addition to and without limitation of the foregoing, each of Seller Parent and Purchaser undertakes and agrees to file as promptly as practicable after the date of this Agreement all necessary filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as promptly as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or other regulatory matters).  Each of Purchaser and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and (ii) not extend any waiting period under the HSR Act or enter into any Contract with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the written consent of the other parties hereto.  Each party hereto shall (x) promptly notify the other party of any written communication to that party or its Affiliates from any Governmental Authority concerning this Agreement or the Acquisition and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (y) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority with respect to any filings, investigation or inquiry concerning this Agreement or the Acquisition unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (z) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Acquisition (except that the Selling Parties and the Company shall be under no obligation of any kind to provide the Purchasing Parties documents, material or other information relating to the valuation of the Company or to alternatives to the proposed Acquisition and this Agreement, and the Purchasing Parties shall not be obligated to disclose to the Selling Parties or the Company any nonpublic information about the Purchasing Parties’ or their Affiliates’ existing business or operations).

SECTION 5.07.  Public Announcements.  The Purchasing Parties and Seller Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Acquisition and the other transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement without the consent of the other party, such consent not to be unreasonably withheld or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the forms heretofore agreed to by the parties and in the case of Seller Parent’s initial press release, shall not constitute a solicitation under Section 5.13.

SECTION 5.08.  Employee Matters.  (a)  During the period beginning on the Closing Date and ending on December 31, 2008, Employees who continue their employment with Purchaser or its Affiliates (including the Company after the Closing Date) after the Closing Date (“Affected Employees”) shall receive compensation and employee benefits that are no less favorable in the aggregate than the compensation and benefits such Affected Employees received immediately prior to the Closing, other than equity-based compensation.  Without limiting the foregoing, during the period beginning on the Closing Date and ending on December 31, 2008, Purchaser shall, or shall cause the Company to, maintain the Company Severance Plans or a severance plan or plans of Purchaser providing substantially the same benefits to Affected Employees as would have been provided to such Affected Employees under the Company Severance Plans in which they participated immediately prior to the Closing (or, to the extent that Affected Employees participated in the Jones Severance Plan immediately prior to the Closing, a severance plan or plans of Purchaser providing substantially the same benefits payable under substantially the same circumstances to Affected Employees as would have been provided to such Affected Employees under the Jones Severance Plan), and shall not amend or permit the amendment of any such plans in a manner that is adverse to any Affected Employee.

(b)        From and after the Closing Date, Purchaser shall, or shall cause its Affiliates (including the Company after the Closing) to, (i) honor, in accordance with their terms, all Company Plans, all existing Contracts with Company or its Subsidiaries, on the one hand, and any Affected Employee, on the other hand, and all obligations, including any rights or benefits arising as a result of the Acquisition (either alone or in combination with any other event), other than with respect to equity-based compensation, (ii) recognize all the Affected Employees’ accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company and any of its Subsidiaries as in effect immediately prior to the Closing, (iii) pay all annual bonuses that are payable to Affected Employees under the annual bonus plans applicable to the Affected Employees, including the annual bonus plans as in effect as of immediately prior to the Closing, with respect to the fiscal year in which the Closing occurs, including bonuses accrued before the Closing Date under such annual bonus plans to the extent that such accruals are accurately reflected in the Final Closing Statement and (iv) with respect to any Affected Employee whose employment with Purchaser or its Affiliates is terminated by the Company without cause prior to the payment of the annual bonuses in clause (iii), pay such Affected Employees a pro rated target bonus under such annual bonus plans, such pro ration to be based on the number of days that have elapsed prior to such termination in the fiscal year in which the Closing occurs (provided that with respect to each Affected Employee such payment shall be offset by any duplicative benefit in the nature of bonus pay provided to such Affected Employee by the Company pursuant to any severance plan, employment agreement or other arrangement then in effect and provided, further that the foregoing is intended to apply solely with respect to duplicative payments in the nature of bonus pay and that nothing in this sentence is intended or shall be construed or applied to restrict Purchaser’s obligation to provide or cause to be provided, as the case may be, both (x) severance benefits that are not in the nature of bonus pay and (y) pro rated target bonuses, as required pursuant to Section 5.08(a) and this Section 5.08(b), respectively).

(c)        For purposes of each employee benefit plan of Purchaser or its Affiliates in which any Affected Employee is eligible to participate after the Closing, including for purposes of eligibility, vesting and benefit levels and accruals, Purchaser shall, or shall cause its Affiliates to, treat the service of such Affected Employee with the Company and any of its Subsidiaries (or any predecessor employer) prior to the Closing as service with Purchaser and its Affiliates.  Purchaser shall, or shall cause its Affiliates to, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the welfare plans maintained by Purchaser or any of its
Affiliates in which Affected Employees participate following the Closing Date to the extent such limitations and restrictions were waived or satisfied under the applicable Company Plan immediately prior to the Closing Date.  In addition, Affected Employees shall receive credit for any co-payments, deductibles and annual out-of-pocket expenses incurred under the welfare plans of the Company or any of its Affiliates during the calendar year in which the Closing Date occurs, but prior to the Closing Date, for purposes of the corresponding co-payments, deductibles and annual out-of-pocket expenses under welfare plans of Purchaser or any of its Affiliates for the calendar year in which the Closing Date occurs.

(d)        The Purchasing Parties agree that any agreement they have entered into or may enter into prior to Closing with any director, officer or Employee of the Company or its Subsidiaries or the Creative Director of the Company will not become effective until the Closing.

(e)        The Company shall promptly notify the Purchasing Parties of any entry into, termination of, adoption of, material amendment of or material increase of the benefits under the Multiemployer Plans referenced in Section 5.01(a)(2) of the Company Disclosure Letter.

SECTION 5.09.  Letters of Credit and Hedging Contracts.  (a)  Section 5.09 of the Company Disclosure Letter contains a complete and accurate list of all letters of credit and hedging contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, which shall be updated in writing by Seller Parent prior to Closing.  On or before the Closing Date, Purchaser shall, or shall cause a Subsidiary of Purchaser to, provide the Selling Parties with a stand-by letter of credit issued by a bank reasonably acceptable to the Selling Parties against any loss, payment or reimbursement obligation arising from any outstanding letter of credit issued for the benefit of the Company or a Subsidiary of the Company or any foreign exchange hedging contract of the Company or its Subsidiaries that is guaranteed by Seller Parent or its Subsidiaries (other than the Company and its Subsidiaries).  The Purchasing Parties shall indemnify the Selling Parties and their Subsidiaries against all claims and Liabilities arising under any such letter of credit or hedging contract from and after the Closing Date.

(b)        For so long as Purchaser is in compliance with its obligations under Section 5.09(a), each Selling Party shall, and shall cause their respective Affiliates to, maintain in full force and effect and perform its obligations under each letter of credit that is issued for the benefit of the Company or a Subsidiary of the Company and each guarantee by Seller Parent or its Affiliate of a foreign exchange hedging contract of the Company or its Subsidiary following the Closing until such letter of credit or hedging contract expires or is terminated by (i) such Selling Party at the request of Purchaser or (ii) the counterparty thereto.  At the time of Closing, Seller Parent and its Subsidiaries (other than the Company and its Subsidiaries) may remove the Company and its Subsidiaries from its letter of credit facility and terminate any arrangements to provide credit support to the Company and its Subsidiaries under any letters of credit or guarantees and the Company and its Subsidiaries will cooperate in terminating such credit support.  Following the Closing, Seller Parent and its Subsidiaries shall no longer provide any credit support to the Company, other than any outstanding letters of credit and hedging arrangements required to be maintained pursuant to this Section 5.09(b) (so long as the Purchasing Parties are in compliance with their obligations under Section 5.09(a)).

SECTION 5.10.  Release of Lease Guarantees.  On or before the Closing Date, (i) Purchaser shall use reasonable best efforts to arrange, at its sole cost and expense, for replacement arrangements, effective as of the Closing Date, for all lease guarantees provided by the Selling Parties or any of their Subsidiaries (other than the Company and its Subsidiaries) for the benefit of the Company or any of its Subsidiaries with respect to any Leased Property, which guarantees are listed in Section 5.10 of the Company Disclosure Letter, including such reasonable and customary replacement guarantees or letters of credit, as the applicable landlord shall require and (ii) Purchaser shall use reasonable best efforts to obtain releases from the applicable landlords indicating that the Selling Parties and their Subsidiaries shall have no Liability with respect to such lease guarantee effective as of the Closing Date, in each case reasonably satisfactory to the Selling Parties.  The Purchasing Parties shall indemnify the Selling Parties and their Subsidiaries against all claims, Liabilities, damages, Liens, judgments, and expenses arising out of, involving, or in connection with any such lease guarantee from and after the Closing Date.

SECTION 5.11.  Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.06), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Selling Parties, executing and delivering to the Purchasing Parties such assignments, deeds, bills of sale, consents and other instruments as the Purchasing Parties or their counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.12.  Intercompany Arrangements.  The Selling Parties and the Purchasing Parties acknowledge and agree that, as of the Closing, any contract, lease, license, commitment, account or arrangement (other than those entered pursuant to the terms of this Agreement) between the Company or its Subsidiaries, on the one hand, and the Selling Parties or any of their Subsidiaries (exclusive of the Company and its Subsidiaries as of the Closing), on the other hand, shall be terminated and be of no further force or effect, notwithstanding any terms thereof to the contrary, other than accounts payable relating to purchases by the Company or its Subsidiaries of goods for resale from Seller Parent or its Subsidiaries pursuant to agreements or arrangements disclosed in Section 5.12 of the Company Disclosure Letter, to the extent reflected (along with the related inventory) in determining Net Working Capital.  The Selling Parties and their Affiliates shall retain, satisfy, terminate and/or convert to equity all pre-Closing intercompany payables, receivables, obligations, Contracts or other Liabilities, other than accounts payable relating to purchases by the Company or its Subsidiaries of goods for resale from Seller Parent or its Subsidiaries.

SECTION 5.13.  No Solicitation.  (a)  The parties hereto shall not, and shall cause their Subsidiaries (including, in the case of the Selling Parties, the Company) and their respective Representatives and Subsidiaries not to (i) solicit, initiate or knowingly encourage any inquiries or the making of any offer or proposal regarding any Alternative Transaction or (ii) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information relating to the Company in connection with, or otherwise cooperate with a person or group making any offer or proposal regarding any Alternative Transaction or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting, providing for or related to any Alternative Transaction other than, in the case of the Selling Parties, in connection with the termination of this Agreement as provided for in Section 8.01(g).

(b)        Notwithstanding the provisions of Section 5.13(a), in response to a bona fide inquiry, proposal or offer relating to any Alternative Transaction received after the date of this Agreement and prior to July 22, 2007 (the “Initial Window Termination Date”), and such bona fide inquiry, proposal or offer was unsolicited after the date of this Agreement, the Selling Parties may furnish information relating to the Company and its Subsidiaries (so long as all such information has previously been made available to the Purchasing Parties or is made available to the Purchasing Parties prior to or concurrently with the time it is made available to such person or group), or enter into discussions or negotiations with, the person or group that has made such unsolicited bona fide inquiry, proposal or offer (the “Potential Acquirer”) provided that each of the following conditions are met: (i) such person or group first executes a confidentiality agreement substantially in the form of, and with terms no less favorable to the Selling Parties than, the Confidentiality Agreement, (ii) the Selling Parties and their Subsidiaries have theretofore complied with this Section 5.13 in all respects, (iii) the Board of Directors of Seller Parent determines in good faith (after consultation with its outside financial advisor and outside counsel) that such unsolicited bona fide inquiry, proposal or offer constitutes or is reasonably likely to lead to a Superior Transaction and (iv) the Selling Parties have provided the Purchasing Parties with prior written notice (any such notice, a “Potential Superior Transaction Notice”) (A) that any information is requested or any discussions or negotiations are sought to be initiated relating to an Alternative Transaction, (B) of the identity of the Potential Acquirer and any other terms of such request, inquiry or Alternative Transaction (which notice shall include any written materials containing such communication) and (C) of its intent to take any such action.

(c)        Without limiting Section 5.13(a), if the Selling Parties or any of their respective Affiliates or any of their respective Representatives participates in discussions or negotiations with, or provides information to, a Potential Acquirer, the Selling Parties will keep the Purchasing Parties advised on a substantially current basis of any material developments with respect thereto.

(d)        The Selling Parties shall, and shall cause their respective Affiliates and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons other than the Purchasing Parties and their Affiliates conducted prior to the date hereof with respect to any Alternative Transaction.

(e)        For purposes of this Agreement, “Alternative Transaction” means any (i) direct or indirect acquisition (other than any acquisition of the shares of Seller Parent) of any of the Shares or any other voting or equity interest in the Company by any person (including by means of a spin-off, split-off or public offering), (ii) merger, consolidation, recapitalization, liquidation, dissolution or similar transaction directly or indirectly involving the Company, (iii) direct or indirect sale or other disposition of all or a substantial portion of the assets of the Company, and (iv) other transaction that would reasonably be expected to impede, interfere with, prevent, materially delay or limit the economic benefit to the Purchasing Parties of, the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include a transaction contemplated by a Parent Acquisition Proposal.

(f)        For purposes of this Agreement, a “Superior Transaction” means any Alternative Transaction that (i) if consummated would result in the acquisition, directly or indirectly, by any person (other than the Purchasing Parties) of at least 50% of the Shares or of the assets of the Company, (ii) is on terms that the Board of Directors of Seller Parent has determined in its good faith judgment (after consultation with its outside financial advisor and outside counsel) are more favorable to Seller Parent from a financial point of view than this Agreement and (iii) which the Board of Directors of Seller Parent has determined in good faith (after consultation with its outside financial advisor and outside counsel) is reasonably capable of being consummated.

(g)        For purposes of this Agreement, a “Parent Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer relating to, or that is reasonably likely to lead to, a transaction which results in a third party or group of third parties owning directly or indirectly more than 50% of the voting securities of Seller Parent (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Seller Parent.

(h)        If Seller Parent intends to furnish information relating to the Company and its Subsidiaries or enter into discussions or negotiations with, the person or group that has made a Parent Acquisition Proposal, Seller Parent shall provide the Purchasing Parties with prior written notice (any such notice, a “Parent Acquisition Transaction Notice”)  (A) that any information is requested or any discussions or negotiations are sought to be initiated relating to such Parent Acquisition Proposal, (B) of the identity of the potential acquirer and any other terms of such Parent Acquisition Proposal (which notice shall include any written materials containing such communication) and (C) of its intent to take any such action; provided that Seller Parent shall not be required to provide such notice for a Parent Acquisition Proposal that would allow the Acquisition to be consummated and would not impede or delay the consummation of the Acquisition.

(i)        Notwithstanding anything in this Agreement to the contrary, in no event shall the Selling Parties be required to close the transactions contemplated by this Agreement prior to the Initial Window Termination Date (or, if a Potential Superior Transaction Notice or Parent Acquisition Transaction Notice has been given to Buyer in accordance with Section 5.13(b) or (h), respectively, on or prior to the Initial Window Termination Date, prior to August 11, 2007).

SECTION 5.14.  Lease Estoppel.  To the extent permissible under the terms of those leases set forth on Section 5.14 of the Company Disclosure Letter, Seller Parent or the Company shall request and use reasonable best efforts to obtain a lessor’s estoppel certificate substantially in the form of the lessor’s estoppel certificate set forth in Section 5.14 of the Company Disclosure Letter in accordance with each of such leases.

ARTICLE VI

Tax Matters

SECTION 6.01.  Tax Indemnification.  (a)  Seller Parent and Seller shall be jointly and severally responsible for and shall pay, and shall jointly and severally indemnify and hold the Purchasing Parties, the Company and their respective Subsidiaries (each a “Tax Indemnitee”) harmless from, any and all Taxes levied or imposed on the Company or any of its Subsidiaries in respect of its income, business, property or operations or for which the Company or any of its Subsidiaries may otherwise be liable (i) that are allocated to Seller Parent and Seller pursuant to Section 6.02; (ii) for which the Company or any of its Subsidiaries may otherwise be liable as a result of being included in a consolidated group of which the Company or any of its Subsidiaries was a member prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law; (iii) that arise from or relate to the breach by the Selling Parties of Section 2.15(k); or (iv) that are attributable to the failure to pay any real estate transfer taxes in any period prior to the Closing Date or to any breach of Section 5.01(b)(iii).

(b)        Amounts payable pursuant to this Section 6.01 shall be determined so as to hold the Tax Indemnitee harmless on an after-tax basis. For this purpose, any tax benefits shall be computed based on the amount of any benefit actually realized; provided, however, that if a Tax benefit attributable to an amount paid pursuant to this Section 6.01 is actually realized after the payment date of such amount paid, the party realizing such Tax benefit shall promptly pay it to the other party.

(c)        Any indemnity payment required to be made by Seller Parent or Seller pursuant to this Article VI shall be paid to the Purchasing Parties no later than five business days prior to the date on which Tax with respect to such item would be due.

SECTION 6.02.  Apportionment of Taxes.  (a)  In order to apportion appropriately any Taxes relating to a period that includes the Closing Date, Seller Parent, Seller and Purchaser shall, to the extent permitted by applicable Law, elect with the relevant Taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company, and such period shall be treated as a period ending prior to or on the Closing Date for purposes of this Agreement.

(b)        Seller Parent and Seller shall be liable for any Pre-Closing Period Taxes.  For purposes of this Agreement, “Pre-Closing Period Taxes” means, except to the extent reflected in the determination of Net Working Capital:

(i)     with respect to Taxes imposed upon the Company or any of its Subsidiaries with respect to taxable periods ending prior to or on the Closing Date, all Taxes due for such taxable period (regardless of whether such Taxes are due and payable at Closing); and

(ii)    with respect to Taxes imposed upon the Company or any of its Subsidiaries with respect to taxable periods beginning before and ending after the Closing Date (each, a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date (such Taxes, the “Pre-Closing Straddle Taxes”), determined in accordance with the following:

(A)     In the case of Taxes that are either (1) based upon or related to income, receipts or shareholders’ equity or (2) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), including any transaction contemplated by this Agreement (regardless of whether such transaction occurs before or after the Closing Date) or undertaken to implement this Agreement, Pre-Closing Period Straddle Taxes shall be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date.  For purposes of this clause (A), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(B)      In the case of Taxes (other than those described in clause (A) above) imposed on a periodic basis with respect to the Company or any of its Subsidiaries or otherwise measured by the level of any item, Pre-Closing Straddle Taxes shall be deemed to equal (1) the aggregate amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by (2) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

SECTION 6.03.  Tax Returns.  (a)  (i) Seller Parent and Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law (A) to be filed by the Company or any of its Subsidiaries on or prior to the Closing Date, or (B) to include the Company and its Subsidiaries in a consolidated, combined or unitary Tax Return filed by Seller Parent, Seller or any Affiliate (other than any Tax Indemnitee) with respect to any taxable period ending prior to or including the Closing Date; (ii) such Tax Returns shall be true, correct and complete in all material respects; and (iii) to the extent any Taxes indicated as due and payable on such Tax Returns constitute Pre-Closing Period Taxes or are the responsibility of the Seller Parent and Seller pursuant to this Agreement, such Taxes shall be paid or will be paid by the Seller Parent and Seller as and when required by Law.  Unless a different treatment of any item is required by an intervening change in applicable Law, (x) such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods on the Closing Date and (y) no Tax Returns with respect to pre-Closing period Taxes shall be amended if such amendment could adversely affect the Purchasing Parties or the Company or any of their respective Subsidiaries in any taxable period ending after the Closing Date.

(b)        The Company, or, where applicable, its Subsidiaries, shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of Tax Returns which are required by Law to be filed by any the Company or its Subsidiaries after the Closing Date.

SECTION 6.04.  Survival.  All obligations and representations under this Article VI and Section 2.15(k) shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations, including any applicable extensions or waivers thereof, on assessment of the relevant Tax.

SECTION 6.05.  Contest.  (a)  For purposes of this Agreement, a “Contest” is any audit, Proceeding or other dispute with respect to any Tax matter that affects the Company or any of its Subsidiaries.  Unless Purchaser has previously received written notice from Seller Parent of the existence of such Contest, Purchaser shall promptly give written notice to Seller Parent of the existence of any Contest relating to a Tax matter that is or may be Seller Parent’s, Seller’s or their Affiliate’s full or shared responsibility under this Agreement, but no failure to give such notice shall relieve Seller Parent, Seller or such Affiliate of any Liability hereunder except to the extent, if any, that the rights of Seller Parent, Seller or such Affiliate with respect to such claim are actually prejudiced.  Unless Seller Parent has previously received written notice from Purchaser of the existence of such Contest, Seller Parent shall promptly give written notice to Purchaser of the existence of any Contest.

(b)        Purchaser, on the one hand, Seller Parent on the other, agrees, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

(c)        In the case of any Contest relating to a Tax matter arising in a period ending on or before the Closing Date, Seller Parent shall have the right to represent the Company’s interests in, to employ counsel of its choice at its expense, and to control the conduct of such Contest.  Seller Parent shall have the right to settle or dispose of any Contest relating to such Tax matter; provided, however, that no settlement or other disposition of any Contest that may have an adverse effect on any Taxes payable by the Purchasing Parties, the Company or any of their respective Subsidiaries during any taxable period ending after the Closing Date in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers), except if such effect would be de minimis, shall be agreed to without the Purchasing Parties’ prior written consent, which consent shall not be unreasonably withheld.

(d)        In the case of any Contest relating to a Tax Return for a Straddle Period, but only to the extent such Tax matter relates to Taxes for which Seller Parent may be required to indemnify Purchaser pursuant to this Agreement, Purchaser and Seller Parent shall jointly represent their interests in any Contest, shall employ counsel of their mutual choice and shall cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest.  The parties shall mutually agree on any settlement or other disposition of the Contest.  Any such Contest expenses shall be shared by the parties to the extent they relate to a Tax matter, shall be borne by Purchaser and Seller Parent in the same proportion as such related Taxes are borne economically by Purchaser and Seller Parent.

(e)        Purchaser shall have the right to control the conduct of any Contest in its sole discretion with respect to any other Tax matter.

SECTION 6.06.  Cooperation on Tax Matters.  After the date of the Agreement, Seller Parent, Purchaser, and the Company shall, and shall cause their respective Affiliates to, cooperate fully as and to the extent reasonably requested by the other party, (a) with regard to any qualification or filing requirements or similar requirements relating to Taxes for the purpose of minimizing such Taxes, and (b) in connection with the filing of Tax Returns of the Company or any of its Subsidiaries and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include, but not be limited to, the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other Proceeding and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company, Seller Parent and Purchaser shall (i) retain all books and records with respect to Tax matters pertinent to each of the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

SECTION 6.07.  Tax Effect of Indemnification Payments.  All indemnification payments made pursuant to Article VI shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

ARTICLE VII

Conditions Precedent

SECTION 7.01.  Conditions to Each Party’s Obligation to Effect the Acquisition.  The respective obligation of each party hereto to effect the Acquisition is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:

(a)        Antitrust.  The waiting period (and any extension thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired.

(b)        No Injunctions or Restraints.  No (i) Order (whether temporary, preliminary or permanent) or other legal restraint issued by any Governmental Authority or (ii) Law that, in either case, has the effect of preventing the consummation of the Acquisition or the performance of the other material transactions contemplated by this Agreement or any Related Document, including the Financing (collectively, “Restraints”) shall be in effect.

(c)        No Proceedings.  No Proceeding initiated by a Governmental Authority that seeks the issuance or promulgation of a Restraint shall be pending.

SECTION 7.02.  Conditions to Obligations of the Purchasing Parties.  The obligations of the Purchasing Parties to effect the Acquisition are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.  (i)  The representations and warranties contained in Article II of this Agreement (other than those referred to in clause (ii) or (iii) below), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure to be true and correct has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(ii)     the representations and warranties contained in Section 2.01 (Organization, Standing and Corporate Power); Section 2.03(d) (Indebtedness); Section 2.04 (Authority; Noncontravention); Section 2.24 (Brokers and Other Advisors) and Article III (other than those referred to in clause (iii) below) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date);

(iii)    the representations and warranties contained in Section 2.02 (Subsidiaries); Section 2.03(a), (b) and (c) (Capital Structure); and Section 3.06 (The Shares) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); and

(iv)    the Purchasing Parties shall have received a certificate signed on behalf of the Selling Parties by an authorized officer of the Selling Parties to the effect of the preceding clauses (i), (ii) and (iii).

(b)        Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchasing Parties shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c)        Performance of Obligations of the Selling Parties.  The Selling Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Purchasing Parties shall have received a certificate signed on behalf of the Selling Parties by an authorized officer of the Selling Parties to such effect.

(d)        No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Effect that is incapable of cure or has not been cured that, individually or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect.

(e)        Employment Agreement.  Howard Socol shall not have died or suffered any injury, sickness or mental illness or other condition which has resulted in, or is reasonably likely to result in, a disability that prevents him from performing his duties as chief executive officer of the Company immediately following the Closing.

SECTION 7.03.  Conditions to Obligation of the Selling Parties and the Company.  The obligation of the Selling Parties and the Company to effect the Acquisition is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties.  The representations and warranties contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except where the failure to be true and correct is not reasonably likely to have a material adverse effect on the ability of either of the Purchasing Parties to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Acquisition or any of the other transactions contemplated by this Agreement.  The Selling Parties shall have received a certificate signed on behalf of the Purchasing Parties by an authorized officer of the Purchasing Parties to such effect.

(b)        Performance of Obligations of the Purchasing Parties.  The Purchasing Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Selling Parties shall have received a certificate signed on behalf of the Purchasing Parties by an authorized officer of the Purchasing Parties to such effect.

SECTION 7.04.  Frustration of Closing Conditions.  None of the Selling Parties, the Company or the Purchasing Parties may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts, as the case may be, to consummate the Acquisition and the other transactions contemplated by this Agreement, as required by and subject to Section 5.06, or otherwise by such party’s breach of its obligations under this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.  Termination.  This Agreement may be terminated, and the Acquisition contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)        by mutual written consent of the Purchasing Parties and Seller Parent;

(b)        by either the Purchasing Parties or Seller Parent by written notice to the other or others, as applicable, (i) if the Acquisition shall not have been consummated on or before November 15, 2007 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this clause 8.01(b)(i) shall not be available to any party hereto whose action or failure to act (or whose Affiliate’s action or failure to act) has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) any Restraint referred to in Section 7.01(b) shall be in effect and shall have become final and nonappealable;

(c)        by the Purchasing Parties upon written notice to Seller Parent, if the Company or the Selling Parties shall have materially breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and is incapable of cure or has not been cured by the earlier of (i) the date which is twenty-five days after the date of delivery of notice of such breach by the Purchasing Parties or (ii) the Outside Date;

(d)        by Seller Parent upon written notice to the Purchasing Parties, if the Purchasing Parties shall have materially breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03 and is incapable of cure or has not been cured by the earlier of (i) the date which is twenty-five days after the date of delivery of notice of such breach by Seller Parent or (ii) the Outside Date;

(e)        by Seller Parent upon written notice to the Purchasing Parties, if all the conditions to Closing set forth in Section 7.01 and Section 7.02 have been satisfied (or are capable of being satisfied), the Marketing Period shall have ended and Purchaser fails to pay the Closing Date Amount at the Closing because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Financing Commitments or any Alternative Financing;

(f)        by Seller Parent, upon written notice to the Purchasing Parties, in order to accept or enter into a transaction contemplated by a Parent Acquisition Proposal, provided that Seller Parent shall concurrently with its delivery of the written notice of termination have paid to Purchaser the Seller Parent Termination Fee pursuant to Section 8.05(c) (and any termination pursuant to this Section 8.01(f) shall not be effective unless and until such fee has been paid);

(g)        by Seller Parent, upon written notice to the Purchasing Parties, in order to accept or enter into a Superior Transaction, provided each of the following conditions have been met:  (i) the Selling Parties have theretofore complied with their obligations under Section 5.13, (ii)(A) Seller Parent has given the Purchasing Parties at least three business days’ prior written notice (a “Notice of Superior Transaction”) of its intention to accept or enter into a Superior Transaction and of all the material terms and conditions of such Superior Transaction and (B) the Purchasing Parties do not within three business days of receipt by the Purchasing Parties of the Notice of Superior Transaction, make an offer that the Board of Directors of Seller Parent determines, in its good faith judgment (after consultation with its outside financial advisors) to be at least as favorable to Seller Parent as such Superior Transaction; provided, that during such three business day period, Seller Parent shall have negotiated in good faith with the Purchasing Parties (to the extent that the Purchasing Parties wish to negotiate) to enable the Purchasing Parties to make such an offer; and provided, further, that, in the event of any amendment to the financial or other terms of such proposed Superior Transaction, Seller Parent shall deliver to the Purchasing Parties an additional written Notice of Superior Transaction, and the three business day period referenced above shall be extended for an additional two business days after the Purchasing Parties’ receipt of such additional Notice of Superior Transaction, (iii) the Board of Directors of Seller Parent, after taking into account any modifications to the terms hereof agreed to by the Purchasing Parties after receipt of such notice, continues to believe such  proposed transaction continues to constitute a Superior Transaction, and (iv) Seller Parent shall concurrently with its delivery of the written notice of termination have paid to Purchaser the Seller Parent Termination Fee pursuant to Section 8.05(c) (and any termination pursuant to this Section 8.01(g) shall not be effective unless and until such fee has been paid); provided, however, that in no event shall the Closing occur during any of the three business day or two business day periods referred to in this Section 8.01(g); or

(h)        by the Purchasing Parties if an Effect that individually or in the aggregate has had or is reasonably likely to result in a Material Adverse Effect shall have occurred and is incapable of cure or has not been cured by the earlier of (i) the date which is twenty-five days after the date of delivery of notice of such Effect by the Purchasing Parties or (ii) the Outside Date.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Seller Parent or the Purchasing Parties as provided in Section 8.01, this Agreement shall forthwith become void and have no further force or effect, without any liability or obligation on the part of the Selling Parties, the Purchasing Parties or the Company, except that (i) the provisions of Section 2.24 (Brokers and Other Advisors), Section 3.05 (Brokers and Other Advisors), Section 4.07 (Brokers and Other Advisors), the last sentence of Section 5.05 (Confidentiality), Section 5.07 (Public Announcements), this Section 8.02 (Effect of Termination), Section 8.05 (Fees and Expenses) and Article X (General Provisions) shall survive such termination, and (ii) subject to the limitation on damages described in Section 8.06, any termination of this Agreement shall not relieve any party from any Liability for any willful breach by such party of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.03.  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04.  Extension; Waiver.  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent inaccuracy or noncompliance.  The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 8.05.  Fees and Expenses.  (a)  Except as set forth in Section 1.03(d) and 5.01(b), whether or not the Acquisition is consummated, all costs and expenses incurred by the Selling Parties or the Company and its Subsidiaries in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, including any audits, shall be paid by the Selling Parties and all costs and expenses incurred by the Purchasing Parties in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby shall be paid by the Purchasing Parties, it being understood that the Purchasing Parties shall pay all of the filing fees for any filings pursuant to the HSR Act.

(b)        (i) In the event that this Agreement is terminated by Seller Parent pursuant to Section 8.01(d) or (e), as a result of a breach by the Purchasing Parties of their obligation to effect the Closing (including consummating the Acquisition and paying the Closing Date Amount) and (ii) the Purchasing Parties failed to effect the Closing (including consummating the Acquisition and paying the Closing Date Amount) because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Financing Commitments or any Alternative Financing, then the Purchasing Parties shall pay to Seller Parent, within five business days after the first demand by Seller Parent therefor an amount equal to $20,600,000 (the “Purchaser Termination Fee”), in immediately available funds by wire transfer to an account designated in writing by Seller Parent.

(c)        In the event that this Agreement is terminated by Seller Parent pursuant to Section 8.01(f) or (g), Seller Parent shall pay Purchaser the Seller Parent Termination Fee, in immediately available funds on the date of such termination, by wire transfer to an account designated by Purchaser.  The “Seller Parent Termination Fee” shall be (i) $20,600,000 in the event that Seller Parent delivers a notice of its intent to terminate the Agreement pursuant to Section 8.01(f) or a Notice of Superior Transaction pursuant to Section 8.01(g) on or prior to the Initial Window Termination Date, and (ii) $22,700,000 in the event that Seller Parent delivers a notice of its intent to terminate the Agreement pursuant to Section 8.01(f) or a Notice of Superior Transaction pursuant to Section 8.01(g) following the Initial Window Termination Date.

(d)        The parties acknowledge that the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would have entered into this Agreement.  Accordingly, in the event Purchaser shall fail to pay the Purchaser Termination Fee when due or Seller Parent shall fail to pay the Seller Parent Termination Fee when due, and in order to obtain such payment, Seller Parent or Purchaser, as the case may be, commences a Proceeding which results in a judgment or similar award against the other party for such fee, then Purchaser or Seller Parent, as the case may be, shall pay to the other party such other party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit.

SECTION 8.06.  Maximum Recovery.  Notwithstanding anything to the contrary in this Agreement, if the Purchasing Parties fail to consummate the Acquisition or are otherwise in breach of this Agreement, then the Liability of the Purchasing Parties and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees with respect to any breach or alleged breach of any representation, warranty, covenant or agreement set forth in this Agreement and any claim, loss, cost, expenses, damage, Liability or obligation relating to this Agreement and the transactions contemplated hereby shall be limited to an amount equal to the amount of the Purchaser Termination Fee (it being understood that no person shall have any rights under the Equity Funding Letter (except as expressly provided therein)), whether at law or equity, in contract, in tort or otherwise (without prejudice to Seller Parent’s rights under the Limited Guarantee, dated as of the date hereof, by Purchaser Guarantor in favor of Seller Parent), except as expressly provided herein, including the right to specific performance in Section 10.09.  None of the Purchasing Parties or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further Liability or obligation relating to or arising out of the Acquisition, this Agreement, any Related Document or the other transactions contemplated hereby or thereby, except as expressly provided herein, including the right to specific performance in Section 10.09.  Notwithstanding the foregoing, following the Closing the indemnification provisions of Article IX shall govern the parties’ rights to monetary damages and the foregoing limitations on damages shall not apply.  Each party hereto hereby agrees and acknowledges that it specifically intends that the other parties hereto will have the right to specifically enforce this Agreement under the circumstances expressly provided in Section 10.09.

ARTICLE IX

Survival and Indemnification

SECTION 9.01.  Survival of Representations, Warranties and Covenants.  The representations and warranties and the covenants the performance of which is specified to occur on or prior to the Closing (the “Pre-Closing Covenants”) of the parties contained in this Agreement, including the Company Disclosure Letter, shall survive the Closing and continue in full force and effect until 18 months after the Closing Date; provided, however, that the representations and warranties contained in Section 2.12 (Environmental Matters), Section 2.13 (Employees and Labor) and Section 2.14 (Employee Benefits Plans) shall survive the Closing and continue in full force and effect until the date that is 30 months after the Closing Date and the representations and warranties contained in Sections 2.01 (Organization, Standing and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03 (Capital Structure; Indebtedness), Section 2.04(a) (Authority), Section 2.24 (Brokers and Other Advisors), Section 3.05 (Brokers and Other Advisors), Section 3.06 (The Shares), Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Authority), Section 4.07 (Brokers and Other Advisors) and Section 4.09 (No Distribution), shall survive the Closing indefinitely.  Any covenant or other agreement herein, any portion of the performance of which may, or is specified to, occur after the Closing, shall survive indefinitely or for such lesser period of time as may be specified therein or elsewhere in this Agreement.  Except as otherwise provided in this Article IX and in Article VI, no other representations, warranties or covenants of the Parties contained in this Agreement shall survive the Closing.

SECTION 9.02.  Indemnification by Seller Parent and Seller.  (a)  From and after the Closing each of the Selling Parties shall, on a joint and several basis, indemnify, defend and hold harmless the Purchasing Parties, their respective Affiliates and their and their Affiliates’ respective Representatives (“Purchaser Indemnified Persons”) from and against any and all losses, Liabilities, damages, claims, judgments, awards, settlements, demands, offsets and expenses (including interest, penalties, court costs, arbitration costs and fees, reasonable witness fees and reasonable fees and expenses of attorneys, investigators, expert witnesses, accountants and other professionals) (“Losses”) which any of them may suffer, incur or sustain, arising out of, attributable to or resulting from:

(i)     any breach or inaccuracy of any of the representations and warranties contained in Article II and Article III of this Agreement or any failure of such representation or warranty to be true and correct (other than any representation or warranty contained in Section 2.15 (Tax Matters), which is the subject of the tax indemnification in Article VI), on the date of this Agreement or on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specific date or time, on and as of such specific date or time;

(ii)    any breach by the Selling Parties or the Company of any of their covenants or other agreements contained in this Agreement; or

(iii)   the class-action litigation captioned Tina Soualian v. Barneys New York, Inc., Barney’s Inc. (case CV 07-558 JFW (FFMx)) pending in the United States District Court for the Central District of California or any other Proceeding arising under the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and 15 U.S.C. § 1681c(g) of the Fair and Accurate Credit Transactions Act as a result of any acts or omissions or alleged acts or omissions occurring at or prior to the Closing.

(b)        Notwithstanding anything herein to the contrary, the Selling Parties’ indemnification obligation under Section 9.02(a) shall be subject to each of the following limitations:

(i)     there shall be no obligation to indemnify under Sections 9.02(a)(i) or (ii) for Losses arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty contained in Article II or Article III of this Agreement, the failure of any such representation or warranty to be true and correct at and as of the times specified in Section 9.02(a)(i) or any breach by the Selling Parties or the Company of any of their Pre-Closing Covenants (other than any claim for willful breach, as to which such limitations shall not apply), unless the aggregate amount of all Losses for which the Selling Parties, but for this clause (i), would be liable under Sections 9.02(a)(i) and (ii) exceeds on a cumulative basis an amount equal to $8,250,000, and then only to the extent of such excess; provided, that the limitation on indemnification set forth in this Section 9.02(b)(i) shall not apply to any Losses arising out of, attributable to or resulting from any breach or inaccuracy or failure to be true and correct of the representations and warranties contained in Sections 2.01 (Organization, Standing and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03 (Capital Structure; Indebtedness), Section 2.04(a) (Authority), Section 2.24 (Brokers and Other Advisors), Section 3.05 (Brokers and Other Advisors) and Section 3.06 (the Shares);

(ii)    the obligation of the Selling Parties to indemnify under Sections 9.02(a)(i) or (ii) for Losses arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty contained in Article II or Article III of this Agreement, the failure of any such representation or warranty to be true and correct at and as of the times specified in Section 9.02(a)(i) or any breach by the Selling Parties or the Company of any of their Pre-Closing Covenants (other than any claim for willful breach, as to which such limitations shall not apply) shall be capped at an aggregate amount of $100,000,000; provided, that the limitation on indemnification set forth in this Section 9.02(b)(ii) shall not apply to any Losses arising out of or relating to breach or inaccuracies of the representations and warranties contained in Sections 2.01 (Organization, Standing and Corporate Power), Section 2.02 (Subsidiaries), Section 2.03 (Capital Structure; Indebtedness), Section 2.04(a) (Authority), Section 2.24 (Brokers and Other Advisors), Section 3.05 (Brokers and Other Advisors) and Section 3.06 (The Shares); and

(iii)   the amount of indemnification in respect of any Loss for which the Selling Parties, but for this clause (iii), would be liable under Section 9.02(a) shall be reduced by the amount of any insurance proceeds, and any indemnity, contribution or other similar payment, paid to any Purchaser Indemnified Person by any third party with respect to such Loss, in each case net of any Losses incurred in collecting such proceeds or payments (provided, that this Section 9.02(b)(iii) shall not limit in any respect the right of any Purchaser Indemnified Person from pursuing indemnification from the Selling Parties hereunder or from recovering for any Loss not reduced to zero pursuant to this Section 9.02(b)(iii) and provided, further, that for the avoidance of doubt, any amounts for which a Purchaser Indemnified Person would ultimately be responsible, as a result of deductibles, self-insurance, indemnification of insurers, caps or similar items or arrangements, shall not reduce recovery of indemnification hereunder).

SECTION 9.03.  Indemnification by the Purchasing Parties.  (a)  From and after the Closing, the Purchasing Parties shall indemnify, defend and hold harmless each Selling Party, their respective Affiliates and their respective Representatives (“Seller Indemnified Persons”) from and against all Losses which any of them may suffer, incur or sustain, arising out of, attributable to or resulting from:

(i)     any breach or inaccuracy of any of the representations and warranties contained in Article IV of this Agreement or any failure of such representation or warranty to be true and correct on the date of this Agreement or on and as of the Closing Date with the same effect as though made on such date or, in the case of any representation or warranty that speaks as of a specified date or time, on and as of such specified date or time; or

(ii)    any breach by the Purchasing Parties of any of their covenants or other agreements contained in this Agreement.

(b)        Notwithstanding anything herein to the contrary, the Purchasing Parties’ indemnification obligation under Section 9.03(a) shall be subject to each of the following limitations:

(i)     there shall be no obligation to indemnify under Sections 9.03(a)(i) or (ii) for Losses arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty contained in Article IV of this Agreement, the failure of any such representation or warranty to be true and correct at and as of the times specified in Section 9.03(a)(i) or any breach by the Purchasing Parties of any of their Pre-Closing Covenants (other than any claim for willful breach, as to which such limitations shall not apply), unless the aggregate amount of all Losses for which the Purchasing Parties, but for this clause (i), would be liable under Section 9.03(a)(i) exceeds on a cumulative basis an amount equal to $8,250,000, and then only to the extent of such excess; provided, that the limitation on indemnification set forth in this Section 9.03(b)(i) shall not apply to Losses arising out of, attributable to or resulting from any  breach or inaccuracy or failure to be true and correct of the representations and warranties contained in Section 4.01(Organization, Standing and Corporate Power), 4.02(a) (Authority), 4.07 (Brokers and Other Advisors) and Section 4.09 (No Distribution);

(ii)    the obligation of the Purchasing Parties to indemnify under Sections 9.03(a)(i) or (ii) for any Losses arising out of, attributable to or resulting from any breach or inaccuracy of any representation or warranty contained in Article IV of this Agreement, the failure of any such representation or warranty to be true and correct at and as of the times specified in Section 9.03(a)(i) or any breach by the Purchasing Parties of any of their Pre-Closing Covenants (other than any claim for willful breach, as to which such limitations shall not apply) shall be capped at an aggregate amount of $100,000,000; provided, that the limitation on indemnification set forth in this Section 9.03(b)(ii) shall not apply to any Losses arising out of or relating to breaches or inaccuracies of the representations and warranties contained in Section 4.01(Organization, Standing and Corporate Power), 4.02(a) (Authority), Section 4.07 (Brokers and Other Advisors) and Section 4.09 (No Distribution); and

(iii)   the amount of indemnification in respect of any Loss for which the Purchasing Parties, but for this clause (iii), would be liable under Section 9.03(a) shall be reduced by the amount of any insurance proceeds, and any indemnity, contribution or other similar payment, paid to any Seller Indemnified Person by any third party with respect to such Loss, in each case net of any Losses incurred in collecting such proceeds or payments (provided, that this Section 9.03(b)(iii) shall not limit in any respect the right of any Seller Indemnified Person from pursuing indemnification from the Purchasing Parties hereunder or from recovering for any Loss not reduced to zero pursuant to this Section 9.03(b)(iii) and provided, further, that for the avoidance of doubt, any amounts for which a Seller Indemnified Person would ultimately be responsible, as a result of deductibles, self-insurance, indemnification of insurers, caps or similar items or arrangements, shall not reduce recovery of indemnification hereunder).

SECTION 9.04.  Notice of Claim; Defense.  (a)  If (i) any third party institutes or asserts any Proceeding that may give rise to Losses for which a person (an “Indemnifying Party”) may be liable for indemnification under Article VI or this Article IX (a “Third Party Claim”) or (ii) any person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and, to the extent then known, the amount of all related Liabilities (a “Claim Notice”).  In the event an Indemnified Party fails to provide a timely and adequate Claim Notice, the Indemnifying Party shall be relieved of its indemnification obligations under Article VI or this Article IX as a result of such failure, only to the extent that it is prejudiced by such failure.

(b)        In the event of a Third Party Claim, the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel and other defense costs.  The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding; provided that (i) the Indemnifying Party shall have the right to defend such Third Party Claim by all appropriate proceedings and, so long as it diligently pursues such defense, shall have full control of such defense and such proceedings, and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding.  The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld or delayed), unless the terms of such settlement contain a complete and unconditional release of the Indemnified Party of any Liability related to such Proceeding.

(c)        Notwithstanding the foregoing, if (i) the Indemnifying Party elects not to assume control of such defense, (ii) both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, or (iii) the Proceeding is reasonably likely to establish a precedential custom or practice that is materially detrimental to the continuing business interests of the Indemnified Party, then the Indemnified Parties may retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding and assume control of the defense in connection with such Proceeding and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party.  Under no circumstances will the Indemnifying Party have any Liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld or delayed).

(d)        From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

(e)        If there is a Proceeding at any time that concerns the business or operations of the Company and its Subsidiaries before the Closing Date and a Claim Notice is not submitted with respect to such Proceeding, then, at the reasonable request of any of the Purchasing Parties, on the one hand, or any of the Selling Parties or the Company, on the other hand, Seller Parent and Seller shall make those persons who at the relevant times were employees of the Selling Parties and the Company and its Subsidiaries, or Purchaser shall make those persons who at the relevant times were Employees, as the case may be, available to cooperate with the requesting party and its Affiliates (including by making such employees available to provide information, discovery and testimony), to the extent reasonable and without interrupting the business or operations of the party receiving such request and of its Affiliates, in each case solely for purposes of permitting the preparation for, defense of and participation in such litigation or Proceeding by any of the requesting party, its Affiliates or their respective agents, directors, officers and employees; provided that the requesting party shall reimburse all reasonable out-of-pocket expenses incurred by the party receiving such request, its Affiliates and their respective agents, directors, officers and employees in complying with this undertaking and, since such payments, if any, will not be made pursuant to an indemnity claim, such payments shall not be taken into account for purposes of the limitations set forth in Section 9.02(b) or 9.03(b).

SECTION 9.05.  Potential Contributors.  If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (including any insurer) based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

SECTION 9.06.  Mitigation.  Any Indemnified Party and Indemnifying Party shall cooperate with respect to mitigating and resolving any claims or liability with respect to which an Indemnifying Party is obligated to indemnify an Indemnified Party hereunder, including by using reasonable best efforts to mitigate or resolve any such claim or liability.

SECTION 9.07.  Survival of Indemnity.  Any matter as to which a Claim Notice has been submitted in the manner provided by Section 9.04 within the applicable survival period specified in Section 9.01 that is pending or unresolved at the end of such applicable survival period shall continue to be covered by this Article IX, notwithstanding the expiration of the applicable survival period specified in Section 9.01 until such matter is finally terminated or otherwise resolved under this Agreement or by an arbitral tribunal or court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

SECTION 9.08.  No Duplication; Exclusive Remedy.  (a)  From and after the Closing, any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)        Except as provided in Section 1.03, Article VI or Article IX, from and after the Closing, the exclusive remedy of the Parties in connection with this Agreement and the transactions contemplated hereby shall be as provided in Article VI or this Article IX; provided, that this exclusive remedy for damages does not preclude a party from bringing an action (i) for fraud, (ii) pursuant to Section 1.03 or (iii) for specific performance, injunctive relief or any other equitable remedy to require any other party to perform its obligations under this Agreement.

ARTICLE X

General Provisions

SECTION 10.01.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Selling Parties, to:

Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018
Facsimile No.:  212-790-9988
Attention:  Ira M. Dansky, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile No.:  212-474-3700
Attention:  Scott A. Barshay, Esq. and George F. Schoen, Esq.

if to the Company, to:

Barneys New York, Inc.
575 Fifth Avenue
New York, NY 10017
Facsimile No.:  (212) 450-8480
Attention: Marc Perlowitz

with a copy to:

Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018
Facsimile No.:  212-790-9988
Attention:  Ira M. Dansky, Esq.

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile No.:  212-474-3700
Attention:  Scott A. Barshay, Esq. and George F. Schoen, Esq.

if to the Purchasing Parties, to:

Istithmar PJSC
Emirates Tower, Level 4
Sheikh Zayed Road
Dubai, United Arab Emirates
Facsimile No.:  +971 4 390 3818
Attention:  John Bruno Randazzo

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile No.:  212-225-3999
Attention:  Daniel S. Sternberg, Esq. and David I. Gottlieb, Esq.

SECTION 10.02.  Definitions.  For purposes of this Agreement:

(a)        an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b)        “business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

(c)        “Knowledge of the Selling Parties” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of the persons listed on Section 10.02(c) of the Disclosure Schedule, after due inquiry of the employee of the Company or its Subsidiaries with primary responsibility for the matter in question.

(d)        “Lien” means any lien, encumbrance, mortgage, deed of trust, security interest, conditional sale or other title retention agreement, pledge, hypothecation, charge or set-off, whether arising by agreement, statute or otherwise.

(e)        “Permitted Liens” means (i) Liens for Taxes that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately reserved for in accordance with GAAP, or for amounts being contested in good faith, (ii) Liens that secure obligations that are reflected as Liabilities in the balance sheet dated February 3, 2007 included in the Audited Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (iii) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its Subsidiaries, (iv) any reciprocal easement or operating agreement identified in any Company Lease together with other easements, covenants, rights-of-way and other encumbrances or restrictions and other imperfections in title that, individually or in the aggregate, would not reasonably be expected to impair the value or continued use and operation of the assets to which they relate as currently conducted, (v) zoning, building and other similar codes and regulations, (vi) Liens that have been placed by any developer, landlord or other third party on the fee interest or ground leasehold interest in any real property in which the Company or any of its Subsidiaries has a leasehold or subleasehold interest and subordination or similar agreements relating thereto, (vii) Liens that do not and could not be reasonably expected to materially interfere with the conduct of the Company’s business as currently conducted and do not and could not be reasonably expected to adversely affect or impair in any material respect the use or value of the Company’s assets as currently operated.

(f)        “person” means an individual, corporation, partnership, limited liability company, joint venture, joint stock company, Governmental Authority, association, trust, unincorporated organization or other entity.

(g)        “Related Documents” means each other agreement, certificate or document executed and delivered in connection with this Agreement and the transactions contemplated hereby, including the Transition Services Agreement; provided that the term “Related Document” shall not include any agreement, certificate or document related to the Financing.

(h)        A “Subsidiary” of any person means another person of which an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 10.03.  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

SECTION 10.04.  Counterparts.  This Agreement may be executed in one or more counterparts (including by electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.05.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Confidentiality Agreement (a) constitutes the entire agreement, and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) or thereto (and their respective successors and assigns) any rights or remedies.  Nothing in this Agreement shall constitute or be construed as an amendment or modification of any Company Plan or of any employee benefit plan or arrangement of Purchaser or any of its Affiliates.

SECTION 10.06.  Governing Law.  This Agreement and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SECTION 10.07.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the written consent of the other parties; provided, however, that (a) the Purchasing Parties may transfer any of their respective rights or obligations to any Affiliate of the Purchasing Parties and (b) the Purchasing Parties may make a collateral assignment of any proceeds receivable by them under this Agreement to any of their lenders, but no assignment pursuant to clauses (a) or (b) of this proviso shall relieve the Purchasing Parties of their obligations hereunder.  For the avoidance of doubt, no lender shall be entitled to make a claim under this Agreement or enforce any provision of this Agreement as a result of an assignment of proceeds pursuant to clause (b) of the foregoing sentence.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.08.  Jurisdiction; Waiver of Jury Trial.  (a) The Purchasing Parties irrevocably submit, and the Selling Parties and the Company irrevocably submit, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or Proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such court).  The Purchasing Parties further agree, and the Selling Parties and the Company further agree, that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above (as modified as set forth above) shall be effective service of process for any action, suit or Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  The Purchasing Parties irrevocably and unconditionally waive (and agree not to plead or claim), and the Selling Parties and the Company irrevocably and unconditionally waive (and agree not to plead or claim), any objection to the laying of venue of any action, suit or Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court of the State of Delaware or that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum.  This Section 10.08(a) shall not apply to any dispute under Section 1.03 that is required to be decided by the Accounting Firm.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATED TO THIS AGREEMENT.  EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.08.

SECTION 10.09.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and therefore that, prior to the termination of this Agreement pursuant to Article VIII, (a) the Purchasing Parties shall be entitled to an injunction or injunctions to prevent breaches of and to enforce specifically the performance of the terms hereof, in addition to any other remedy they may have at law or in equity and

(b) the Selling Parties shall be entitled to an injunction or injunctions to prevent breaches of and to enforce specifically the Purchasing Parties’ performance of their obligations (x) under Sections 5.04, 5.06 and 5.13 hereof and (y) hereunder to consummate the Acquisition if, in the case of this clause (y), the conditions set forth in Sections 7.01 and 7.02 hereof shall be satisfied or waived by the Purchasing Parties (other than those conditions that by their nature are to be satisfied at the Closing Date, which shall be capable of being satisfied on the Closing Date) and the Financing Commitments or any Alternative Financing are available to be drawn down by the Purchasing Parties pursuant to the terms of the applicable agreements but are not so drawn down solely as a result of the Purchasing Parties refusing to do so in breach of this Agreement, in each case in addition to any other remedy they may have at law or in equity.  Notwithstanding the first sentence of this Section 10.09, the parties acknowledge that the Selling Parties shall not have the right to specifically enforce the provisions of this Agreement except to the extent set forth in clause (b) of the preceding sentence.  For the avoidance of doubt, whether or not a party is entitled to seek injunctions or specific performance pursuant to the provisions of the preceding sentence or otherwise, in no event will the Purchasing Parties be entitled to monetary damages in excess of an amount equal to the Purchaser Termination Fee, nor will the Selling Parties be entitled to monetary damages in excess of an amount equal to the Purchaser Termination Fee for losses or damages arising from or in connection with breaches of this Agreement by the Selling Parties, the Company, the Purchasing Parties or their respective Representatives and Affiliates, or arising from any other claim or cause of action under this Agreement and in no event shall the Purchasing Parties seek to recover any money damages in excess of such applicable amount from the Selling Parties, the Company or their Representatives and Affiliates in connection herewith or therewith, nor shall the Selling Parties or the Company seek to recover any money damages in excess of such applicable amount from the Purchasing Parties or their respective Representatives and Affiliates in connection herewith or therewith.  Notwithstanding the foregoing, following the Closing the indemnification provisions of Article IX shall govern the parties’ rights to monetary damages and Section 8.06 and the foregoing limitations on damages shall not apply.

SECTION 10.10.  Obligations of Seller Parent.  (a)  Seller Parent shall take any and all actions necessary to cause its Subsidiaries (including the Seller and, prior to the Closing, the Company and its Subsidiaries) to perform any action or refrain from taking any action required of such Subsidiaries under this Agreement or any Related Document.

(b)        The parties hereto agree that for all purposes under this Agreement and any Related Document, any action required to be taken hereunder or thereunder by Seller may be taken by the Seller Parent and any action (including any waiver or consent to amendments) or omissions to act hereunder or thereunder by Seller Parent shall be binding upon and enforceable against the Seller.  In furtherance of this Section 10.10(b), the Purchasing Parties shall be entitled to rely exclusively upon any communications or writings given or executed by Seller Parent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications given or executed by Seller Parent.  Any information, document, notice, funds or other item required to be delivered to any Subsidiary of Seller Parent (including Seller, the Company or its Subsidiaries) hereunder or under any Related Document, may be delivered to Seller Parent and such delivery to Seller Parent shall constitute delivery to such Affiliate for all purposes hereunder and thereunder.

SECTION 10.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Selling Parties, the Company and the Purchasing Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JONES APPAREL GROUP, INC.,

By:	/s/ Peter Boneparth
Peter Boneparth
President and Chief Executive Officer

JONES APPAREL GROUP HOLDINGS, INC.,

By:	/s/ Ira M. Dansky
Ira M. Dansky
President

BARNEYS NEW YORK, INC.,

By:	/s/ Howard Socol
Howard Socol
President and Chief Executive Officer

ISTITHMAR BENTLEY HOLDING CO.,

By:	/s/ David Jackson
David Jackson
Director

ISTITHMAR BENTLEY ACQUISITION CO.,

By:	/s/ David Jackson
David Jackson
Director